Exhibit 10.12

DATED MARCH 31, 2023
(1)    ASPEN INSURANCE UK SERVICES LIMITED
- and -
(2)    ASPEN INSURANCE U.S. SERVICES, INC.
- and -
(3)    ASPEN BERMUDA LIMITED
- and -
(4)    GENPACT (UK) LIMITED

AMENDED AND RESTATED OUTSOURCING AGREEMENT

CONTENTS

Part A	DEFINITIONS AND INTERPRETATION	7
1.	DEFINITIONS	7
2.	INTERPRETATION	7
Part B	TERM AND SERVICE PROVISION	8
3.	TERM	8
4.	SERVICES	8
5.	DELAY	10
6.	ACCEPTANCE	11
7.	TRANSITION	13
8.	GOVERNANCE, REPORTING AND PERFORMANCE	13
9.	CHANGE CONTROL	15
Part C	PERFORMANCE AND QUALITY	15
10.	HOLDBACK, SERVICE LEVELS AND LIQUIDATED DAMAGES	16
11.	SERVICE IMPROVEMENT AND ADVANCES IN TECHNOLOGY	17
12.	TRANSFORMATION OPPORTUNITIES AND REFERENCE	17
Part D	OPERATION OF THE SERVICES	18
13.	ASSETS	18
14.	CO-OPERATION AND THIRD PARTY CONTRACTS	19
15.	PERSONNEL	20
16.	SERVICE LOCATIONS	22
17.	SUB-CONTRACTORS	22
18.	DATA AND SECURITY REQUIREMENTS	23
19.	DISASTER RECOVERY	24
20.	REGULATORY MATTERS AND AUDIT RIGHTS	24
21.	CUSTOMER DEPENDENCIES	27
Part E	PAYMENT	28
22.	CHARGES	28
23.	TAX	29
24.	VALUE FOR MONEY/BENCHMARKING	29
Part F	INTELLECTUAL PROPERTY, CONFIDENTIALITY AND DATA PROTECTION	30
25.	INTELLECTUAL PROPERTY RIGHTS	30
26.	CONFIDENTIAL INFORMATION	32
27.	DATA PROTECTION	33
28.	PUBLICITY	36
Part G	REPRESENTATIONS, WARRANTIES AND INDEMNITIES	37
29.	REPRESENTATIONS AND WARRANTIES	37
30.	INDEMNITIES	38
Part H	IMPACT OF A FAILURE TO PERFORM	40
31.	FORCE MAJEURE	40
32.	STEP IN	41
33.	ENHANCED CO-OPERATION	42

34.	LIABILITY	44
35.	INSURANCE	46
Part I	TERMINATION	47
36.	TERMINATION	47
37.	TERMINATION ASSISTANCE/EXIT	49
Part J	MISCELLANEOUS PROVISIONS	50
38.	COMPLIANCE WITH LAWS	50
39.	TRANSFER OF THIS AGREEMENT	50
40.	NO PARTNERSHIP, AGENCY ETC	51
41.	NOTICES	51
42.	THIRD PARTY RIGHTS	52
43.	SURVIVAL	52
44.	SEVERABILITY	52
45.	ENTIRE AGREEMENT	53
46.	WAIVER	54
47.	CORPORATE SOCIAL RESPONSIBILITY, COMPLIANCE WITH LAWS AND LLOYDS CENTRE OF EXCELLENCE	54
48.	CUMULATIVE REMEDIES	56
49.	DISPUTE RESOLUTION	56
50.	COUNTERPARTS	57
51.	GOVERNING LAW AND JURISDICTION	57

SCHEDULES
Schedule 1    Definitions
Schedule 2    Service Tower Specification
Schedule 3    Service Levels and Service Credits
Schedule 4    Customer Dependencies
Schedule 5    Sub-Contractor List
Schedule 6    Standards and Polices
Schedule 7    Security – IT & Physical
Schedule 8    Transition and Transformation
Schedule 9    Form of Local Agreement
Schedule 10    Charging & Invoicing
Schedule 11    Benchmarking Procedure
Schedule 12    Governance and Service Management
Schedule 13    Contract Change Control Procedure
Schedule 14    Sequence Licence
Schedule 15    Exit Plan and Service Transfer Arrangements
Schedule 16    Business Continuity and DR Plan
Schedule 17    Staff Transfer
Schedule 18    Key Personnel
Schedule 19    Transferring Contracts/Right to Use
Schedule 20    Transferring Assets
Schedule 21    Data Processing and Transfer
Schedule 22    Locations and Site Licence
Schedule 23    Service Provider's IT Solution Document
Schedule 24    Pro-forma Statement of Work
Schedule 25    June 2018 Parent Company Guarantee

THIS AGREEMENT is made on    2023 and shall be deemed to be effective from the Restatement Date.
BETWEEN:
(1)    ASPEN INSURANCE UK SERVICES LIMITED a company incorporated in England with registered number 04270446, whose registered office is at 30 Fenchurch Street, London, EC3M 3BD (the "UK Customer"); and
(2)    ASPEN INSURANCE U.S. SERVICES, INC. a company incorporated in Delaware, United States, whose registered office is at 1209 Orange Street, Wilmington, DE 19801 (the "US Customer");
(3)    ASPEN BERMUDA LIMITED a company incorporated in Bermuda with company number 127314 and registration number 32866, whose registered office is at 141 Front Street, Hamilton HM 19, Bermuda (the "Bermuda Customer"); and
(4)    GENPACT (UK) LIMITED a company incorporated in England, having a registered address at 5th floor, 5 Merchant Square, Paddington, London W2 1AY, bearing Company No. 04217635 (the "Service Provider").
Together, the UK Customer, the US Customer and the Bermuda Customer are referred to in this Agreement in the singular form as the "Customer".
WHEREAS:
(A)    In April 2018 the Customer entered into an outsourcing agreement for the provision and management of the Customer's business process services functions (the "2018 Agreement") with the Service Provider's Affiliate Genpact International, Inc. (a company incorporated in Delaware, United States, whose registered office is at 1155 Avenue of the Americas 4th Floor, New York, NY 10036). Subsequently the Parties entered into a novation agreement such that the Service Provider replaced Genpact International, Inc. as the Service Provider under the 2018 Agreement and assumed all of Genpact International, Inc.'s obligations thereunder.
(B)    The Customer now wishes to extend the outsourced provision and management of certain of its business processes with the Service Provider.
(C)    The Service Provider is experienced in the design, development and implementation of business process systems and the provision of managed services.
(D)    The Customer and the Service Provider intend for this Agreement to be deemed to be an amendment, restatement and extension of the 2018 Agreement, as described in clause 45.2 below.
IT IS AGREED as follows:

Part ADEFINITIONS AND INTERPRETATION
1.DEFINITIONS
1.1In this Agreement, unless the context otherwise requires, the capitalised terms used herein shall have the meanings set out in Schedule 1 (Definitions).
2.INTERPRETATION
1.1In this Agreement a reference to:
1.1.1a "person" includes bodies corporate and unincorporated associations of people;
1.1.2a clause, Schedule, paragraph, section, Exhibit, Appendix or Annex are, except where otherwise stated, a reference to a clause, Schedule, paragraph, section, Exhibit, Appendix or Annex to this Agreement. The Schedules form part of this Agreement and shall be read as though they were set out in this Agreement;
1.1.3a word importing one gender shall (where appropriate) include any other gender and a word importing the singular shall (where appropriate) include the plural and vice versa;
1.1.4any statute or statutory provision includes, except where otherwise stated, the statute or statutory provision as amended, consolidated or re-enacted from time to time and includes any subordinate legislation made under the statute or statutory provision (as so amended, consolidated or re-enacted) from time to time;
1.1.5"including", "includes" and "in particular" are illustrative, none of them shall limit the sense of the words preceding it and each of them shall be deemed to incorporate the expression "without limitation". "Other" and "otherwise" are also illustrative and shall not limit the sense of the words preceding them;
1.1.6words denoting persons include bodies corporate and unincorporated associations and vice versa where the context requires. The words "subsidiary" and "holding company" shall have the meanings given to them in section 1159 and schedule 6 of the Companies Act 2006;
1.1.7the index and headings in this Agreement and any descriptive notes in brackets are for convenience only and shall not affect its interpretation; and
1.1.8in the case of any inconsistency between any provision of the Schedules to this Agreement and any term of this Agreement the latter shall prevail. In the case of any inconsistency between any provision of the Annexes or Appendices and any provision of the Schedules, the latter shall prevail.

Part BTERM AND SERVICE PROVISION
3.TERM
1.1The term of this Agreement shall begin at 23:59 on the 31 March 2023 (the "Restatement Date") and shall expire (unless terminated earlier or extended in accordance with this Agreement) three (3) years from the Restatement i.e. at 23:59 UK time on 31 March 2026 (such period being the "Initial Term").
1.2The Customer may, in its sole discretion, extend the Initial Term by up to three (3) further periods of one (1) year from the expiry of the Initial Term, by giving written notice to the Service Provider at least ninety (90) days prior to the expiry of the Initial Term or an extension period, as applicable.
1.3The Service Provider shall provide notice to the Customer of the expiry of the Initial Term and any extension period at least one hundred and eighty (180) days prior to the same.
1.4The Customer may require that local services agreements ("Local Agreements") or Statements of Work are put in place between its Affiliates and the Service Provider or its Affiliates pursuant to which the provision of local delivery of certain of the Services may be managed. The Service Provider agrees that subject always to agreement on the appropriate invoicing and taxation arrangements it shall not unreasonably withhold its consent to the agreement of such Local Agreements and/or Statements of Work and further agrees that any such Local Agreements and/or Statements of Work shall incorporate all of the terms of this Agreement save as specified and agreed by the executing parties in such Local Agreement or Statement of Work and approved in writing by the Customer and the Service Provider. The Parties have agreed a form of Local Agreement (as set out in Schedule 9) and Statement of Work (as set out in Schedule 24) and agree to use such pro-formas as the basis of any Local Agreement or Statement of Work. The Parties further agree that on or before the First Service Commencement Date they shall conclude Local Agreements between the Service Provider and each of the UK Customer, the US Customer and the Bermuda Customer.
1.5The Parties have agreed that either the UK Customer or Aspen Insurance Holdings Limited (Registration No. 32164 with its address at 141 Front Street, Hamilton HM19, Bermuda) shall be entitled to make decisions and provide instructions to the Service Provider pursuant to this Agreement as "the Customer" for and on behalf of each of the UK Customer, the US Customer and the Bermuda Customer.
4.SERVICES
General
1.1The Service Provider shall provide the Services to the Customer and the Customer Group in accordance with the terms of the Agreement and also:

1.1.1in accordance with the requirements set out in the applicable Schedules save for immaterial or cosmetic deviations;
1.1.2with diligence, professionalism and in accordance with Good Industry Practice (defined below);
1.1.3with sufficient, suitably trained and qualified resources to provide the Services;
1.1.4in a cost-effective manner, but without prejudice to the level of quality and performance required;
1.1.5in accordance with the relevant time frames specified or if none are specified, within a reasonable time frame;
1.1.6in material compliance with the Customer Standards and Policies made available to it in writing from time to time (with changes managed via the Contract Change Control Procedure);
1.1.7to meet or exceed any Service Levels; and
1.1.8at Customer Locations or from Service Provider Service Locations approved in writing by the Customer.
1.2The Service Provider shall adopt processes and related behaviour that shall:
1.1.1support closely the Customer's business model and business objectives;
1.1.2enable the Customer and its Service Provider to respond promptly and effectively to predictable and unpredictable change;
1.1.3promote rational, fact based problem solving;
1.1.4increase ease of communication and understanding;
1.1.5increase openness, reliability and consistency;
1.1.6facilitate the identification and deployment of creative solutions to optimise value; and
1.1.7reflect the partnership principles methodology.
1.3The Customer considers "scope creep" to be a particular risk in any outsourcing project and considers that its service providers, as experts in the field, should take responsibility for managing the downside risk of scope creep. In recognition of this, the Service Provider agrees that if any services, functions or responsibilities not specifically described in the Agreement or any are required for, incidental to or customarily included in, the performance and provision of the Services they shall be implied by and automatically included within the applicable Schedule and the agreed Charges, to the same extent and the same manner as if specifically described in the Agreement.
1.4The Services shall be deemed to include:
1.1.1any services, functions and responsibilities reflected in those categories of the Customer's budget that the Service Provider is assuming pursuant to the Agreement unless the same are specifically identified in this Agreement as either no longer being required or as being the responsibility of the Customer.
1.5The Service Provider shall increase or decrease the amount of the Services according to the Customer's demand for these Services and the Customer reserves the right to add or remove Services.
1.6Except as otherwise expressly provided in this Agreement, the Service Provider shall be responsible for providing all the facilities, personnel and other resources necessary to provide the Services.
1.7The Customer reserves the right, in its sole discretion, to provide any or all of the Services itself or to contract with Third Party Service Providers to perform all or any part of the Services at any time.
Suspension
1.8The Customer shall have the right to suspend the provision of Services at any time where either:
1.1.1the provision of Services is, in the Customer's reasonable opinion, having an adverse impact on the Customer's business or the experience of its customers or staff; or
1.1.2the Service Provider is in material breach of its obligations under this Agreement.
1.9In the event of suspension pursuant to clause 4.8, the Service Provider shall:
1.1.1in the case of both clauses 4.8.1 and 4.8.2 immediately cease providing the affected Services; and
1.1.2in the case of clause 4.8.2 only, and save to the extent any ramp down benching or other costs are agreed in this Agreement, will cease to have any entitlement to charge for the Services.
1.10The Customer shall have the right to require that any Services suspended pursuant to clause 4.8 re-start at any time provided that if the period of suspension has continued for longer than one (1) month, at least one (1) week's notice shall be required and if the period of suspension has continued for longer than three (3) months, at least one (1) month's notice shall be required.

5.DELAY
1.1If the Service Provider becomes aware that the provision of the Services or any other activity under this Agreement is being, or in its reasonable estimation is likely to be, delayed or interrupted (for whatever reason), such that it shall not meet any of its obligations under this Agreement, then the Service Provider shall, unless otherwise agreed by the Customer, give written notice immediately to the Customer of the relevant circumstances (the "Delay Notice"). The giving of such notice shall not prejudice the Customer's rights under this Agreement.
1.2The Delay Notice shall:
1.1.1identify the cause or causes of the delay or interruption;
1.1.2state whether, and to what extent, the delay or interruption is, or is expected to be, caused by a Force Majeure Event;
1.1.3provide details of the delay or interruption and its expected duration;
1.1.4identify clearly which Services, Milestones (if any), Performance Standards and/or other Agreement obligations are likely to be affected and, in the reasonable opinion of the Service Provider, the extent to which they are likely to be affected; and
1.1.5identify as far as possible the extent to which the Service Provider's fulfilment of the relevant obligations under this Agreement will be delayed, interrupted or otherwise affected.
1.3If the Service Provider fails to achieve a Milestone, at no additional charge to the Customer, and without prejudice to the Customer's other rights, the Service Provider shall (as the case may be):
1.1.1continue to provide the Services so as to meet the Milestone or complete Transition as soon as possible after the Milestone Date; or
1.1.2re-perform the Services so as to meet the Milestone or complete Transition as soon as possible after the Milestone Date; and
1.1.3ensure that any cost reductions planned to take effect at such Milestone shall in any event be realised by the Customer as of the planned Milestone Date.
1.4If the delay or interruption continues for more than five (5) Business Days, the Service Provider shall provide the Customer periodically (and at least on a weekly basis) with updated information in relation to the matters referred to in clause 5.2, notwithstanding any discussions or negotiations relating to the continued performance of this Agreement following a Force Majeure Event or the Customer exercising its other rights.

6.ACCEPTANCE
1.1Where applicable, the Parties shall agree and set out Acceptance Criteria for each Acceptance Item and the rest of this clause 6 shall apply. .
1.2The Service Provider must undertake its own internal testing of any Acceptance Item before submitting it to the Customer for acceptance testing.
1.3The Service Provider must provide the Customer with at least seven (7) Business Days' notice prior to submitting any item for acceptance testing.
1.4Unless otherwise agreed between the Parties, the Customer shall conduct the acceptance testing promptly after receiving the Acceptance Item and promptly notify the Service Provider whether it accepts, rejects or conditionally accepts the Acceptance Item. The Customer shall promptly issue an Acceptance Certificate if it accepts or conditionally accepts the Acceptance Item.
1.5The Service Provider shall provide all reasonable support to the Customer in relation to conducting the acceptance testing at no additional charge.
1.6If the Service Provider conducts the acceptance testing, the Customer shall be entitled to observe the acceptance testing and shall provide reasonable support to the Service Provider in relation to the conduct of the acceptance testing.
1.7If an Acceptance Item is rejected, the Customer shall provide reasons for such rejection, and the Service Provider shall remedy the relevant defects at no additional charge and re-submit the Acceptance Item to the Customer as soon as reasonably practicable but in all cases within seven (7) Business Days or such longer period as may be reasonable in the circumstances and as such longer period is stipulated in the applicable Transition Plan, Transformation Plan or Change Control Note.
1.8If an Acceptance Item is rejected a second time, without prejudice to any other rights the Customer may have, the Customer shall have the option to:
1.1.1require the Service Provider to rectify any defects and re-submit the Acceptance Item for acceptance;
1.1.2accept the Acceptance Item subject to an equitable reduction in fees (which shall be at least 10% or such other greater sum as is agreed); or
1.1.3immediately terminate the affected Services for material breach and be refunded all Charges paid under this Agreement in connection with the same, in which case the Customer shall not use the rejected Acceptance Item.
1.9In no circumstances shall the Customer be deemed to have accepted an Acceptance Item, other than where it is unconditionally accepted and an Acceptance Certificate is issued.

1.10If the Customer conditionally accepts an Acceptance Item, it shall notify the Service Provider of the conditions to which the acceptance is subject and the Acceptance Item shall not be fully accepted until such conditions have been met. Any payments related to acceptance shall not be triggered by a conditional acceptance unless agreed otherwise in writing in a Change Request, it being agreed that such agreement may include an agreement that the defects or backlog of issues shall be completed within an agreed period.
7.TRANSITION
1.1The Transition Plan in Schedule 8 (Transition and Transformation) sets out full details of how the current service provision shall be separated from the remaining Customer-provided activities and then migrated to the Service Provider after the Restatement Date. The Service Provider shall perform the Transition and any further implementation or Transformation Projects:
1.1.1so as to cause minimal disruption to the business of the Customer (and in any event only that disruption agreed in the Transition Plan or other applicable Transformation Plan); and
1.1.2in accordance with the Milestones set out in the agreed Transition Plan (or other applicable Transformation Plan).
1.2The Service Provider shall be responsible for the overall management of the project and shall identify and resolve, or assist the Customer in the identification and resolution of, any problems encountered in the timely completion of each task identified in the Transition Plan (or other applicable Implementation Plan), whether the task is the responsibility of the Service Provider, the Customer or a third party.
1.3The Service Provider shall provide the Customer with weekly progress reports that describe in reasonable detail the current status of the Transition, indicate the progress of the work being performed, identify any actual or anticipated problems or delays, assess the impact of such problems or delays on the Supplier's provision of the Services and describe all actions being taken or to be taken to remedy such problems or delays.
1.4The Service Provider further agrees that the Acceptance procedure set out in clause 6 shall apply with the Acceptance Item being the effective transfer of the applicable service to the Service Provider.
8.GOVERNANCE, REPORTING AND PERFORMANCE
Governance
1.1The Service Provider shall comply with the Customer's governance requirements as set out in Schedule 12 (Governance and Service Management) at no additional charge.
Procedures Manual

1.2The Service Provider shall develop within one (1) week of completion of each Parallel Run activities carried out pursuant to each applicable Transition and Transformation Plan and maintain (subject always to approval by the Customer) a policy and procedures manual (the "Procedures Manual") that describes, at a minimum:
1.1.1how the Services are to be performed and delivered;
1.1.2the Equipment and Software to be used;
1.1.3the relevant Documentation including operations manuals and user guides;
1.1.4the quality assurance procedures approved by the Customer;
1.1.5the supervision, monitoring, staffing, reporting, planning and oversight activities to be undertaken by the Service Provider;
1.1.6the Service Provider's problem management escalation procedures;
1.1.7other pertinent Service Provider standards and procedures; and
1.1.8the Standards and Policies.
1.3The Service Provider shall update and maintain the Procedures Manual at least annually and the Customer and the Service Provider shall agree on any policies and procedures to be included within the same.
1.4Until the Procedures Manual is approved, the Service Provider shall perform the Services consistent with existing Customer Standards and Policies.
Escalation
1.5The Service Provider agrees that if an agreed trigger event occurs (it being agreed that this shall include if: (i) there are repeated delivery or service failures; (ii) there is a major one off failure such as a failure to achieve Transition Milestones; (iii) and/or it fails to comply with its rectification obligations) then it will commit to executive escalation as follows:
1.1.1as a first level of executive escalation ("Executive Escalation (a)") the Service Provider has agreed that should Executive Escalation (a) be triggered then Service Provider's Representative (named in the Agreement as a member of the Key Personnel) shall relocate to the Customer's offices for four (4) full Business Days per week to lead the Service Provider's team and to explain progress; and the Service Provider's Chief Operations Officer or his or her nominee who shall be of at least equivalent standing/seniority shall telephone the Customer's Group COO once each week to report progress. Without prejudice to its other rights and remedies the Customer may in its sole and absolute discretion elect to waive or defer Executive Escalation (a); and

1.1.2as a second level of executive escalation ("Executive Escalation (b)") the Service Provider has agreed that should Executive Escalation (a) not result in the successful resolution of the issue that gave rise to Executive Escalation (a) then the Service Provider's Chief Operations Officer or his or her nominee who shall be of at least equivalent standing/seniority (and not the person already identified as Executive Escalation (a)) shall relocate to the Customer's offices for three (3) full Business Days per week to lead the Service Provider's team and to explain and report progress. Without prejudice to its other rights and remedies the Customer may in its sole and absolute discretion elect to waive or defer Executive Escalation (b).
Operational Risk
1.6Without limitation to the Service Provider's obligations under clause 8.5:
1.1.1the Service Provider must notify the Customer promptly (and in any event within one (1) Business Day) when the Service Provider becomes aware of the potential for a material deficiency in the provision of the Services or this Agreement including in relation to conformity to the Service Levels and compliance with Relevant Law, and including any agreed trigger event as described in clause 8.5 (any such material deficiency being an "Operational Risk");
1.1.2the Customer will inform the Service Provider promptly when the Customer becomes aware of an Operational Risk in the provision of the Services or this Agreement;
1.1.3the Service Provider will register and maintain a risk register of all Operational Risks raised by either the Service Provider or the Customer; and
1.1.4within five (5) Business Days of an Operational Risk being raised by a Party the Service Provider will confirm in writing (including by email) that the Operational Risk has been registered on the risk register and provide, for agreement with the Customer, a mitigation plan to mitigate the Operational Risk. The Parties shall then work together in good faith to discuss and agree the mitigations to be put in place and the Service Provider shall report on its completion of the agreed mitigation actions regularly and at least weekly until they are completed.
9.CHANGE CONTROL
1.1No variation of this Agreement shall be effective unless made in writing, signed by or on behalf of the Parties and expressed to be such a variation. Pursuant to clause 3.5, the Parties agree that either the UK Customer or Aspen Insurance Holdings Limited may bind all of the UK Customer, US Customer and the Bermuda Customer with respect to agreeing such variations.

1.2Day-to-day operational changes to the Services shall be effected in accordance with the process set out in paragraph 1.3 of Schedule 13 (Contract Change Control Procedure), which shall be incorporated into the Procedures Manual. Such changes shall not result in any alteration to the Charges.
1.3Additions of New Services, major alterations to the Services or other variations to this Agreement shall be effected through Schedule 13 (Contract Change Control Procedure).
Part CPERFORMANCE AND QUALITY
10.HOLDBACK, SERVICE LEVELS AND LIQUIDATED DAMAGES
1.1If the Service Provider fails to achieve a Key Milestone for any reason other than a Force Majeure Event or a failure by the Customer to meet a Customer Dependency, without prejudice to its other rights and remedies, the Customer may claim the Liquidated Damages associated with that Key Milestone (if any), in which case:
1.1.1the Liquidated Damages amount shall be deducted from the next invoice or paid to the Customer if there are no further invoices due to be rendered under the Agreement within thirty (30) days from the date of the invoice issued by the Customer; and
1.1.2the Parties agree that the Liquidated Damages are a genuine pre-estimate of some of the loss the Customer is likely to suffer as a result of the Service Provider's failure to achieve a Milestone.
1.2The Service Provider agrees that ten per cent (10%) of any payments made during or at the completion of Transition shall be held back (the "Holdback") pending final completion of all Transition activities and cut over to the provision of Services by the Service Provider in accordance with the agreed Service Levels.
1.3The Service Provider acknowledges that any failure to provide a Service to a Performance Standard may have a material adverse impact on the business and operations of the Customer and that, accordingly, it shall
1.1.1at all times achieve or exceed the Performance Standards in respect of the Services; and
1.1.2shall perform the Services with at least at the same level of performance (including in respect of accuracy, quality, timeliness, responsiveness and efficiency) as was provided by or for the Customer prior to the Restatement Date (unless expressly agreed to the contrary in the Agreement) or, if higher, in accordance with Good Industry Practice.

1.4Each Party acknowledges and agrees that any Service Credits that may become payable are an adjustment to the Charges and that the payment and receipt of Service Credits and/or Liquidated Damages is without prejudice to any other right or remedy available to the Customer as a result of the Service Provider's failure to meet the relevant Service Levels or achieve the relevant Milestone (as applicable).
1.5In addition to Service Levels, the Service Provider shall measure other key indicators of performance of the Services (including by carrying out a customer satisfaction survey) and shall provide such measurements to the Customer in order for the Customer to fully understand the levels of performance of the Service being provided by the Service Provider.
1.6At the Customer's election, Service Levels may be added, deleted or revised due to change in the Customer's business requirements once suitable agreement on the impact of such changes on the Service and the Service Credits has been reached.
11.SERVICE IMPROVEMENT AND ADVANCES IN TECHNOLOGY
1.1The Service Provider shall keep the Systems, methodologies and processes used by the Service Provider in performing the Services current and the Customer shall receive the benefits of upgrades in the same through increases in efficiency and productivity.
1.2The Service Provider shall cause the delivery of the Services, as approved by the Customer, to evolve and be modified, enhanced, supplemented and replaced as necessary for the Services to keep pace with advances in the methods of delivering services, where such advances are at the time pertinent and in general use. Accordingly, the Service Provider shall proactively seek out new technologies by surveying the market and the technology landscape more generally to identify advances or changes in technology that are appropriate and beneficial to the Customer.
12.TRANSFORMATION OPPORTUNITIES AND REFERENCE
1.1In addition to the baseline improvements in service quality and reduction in charges and costs agreed as of the Restatement Date and to be delivered as part of Committed Transformation of the agreed Services, the Service Provider shall actively seek out costs reduction opportunities throughout the Term through Transformation and, subject to the Customer's approval, shall implement the same in order to pass on the benefit of costs savings to the Customer.
1.2If the Service Provider identifies technology or processes that change the manner in which the Services are supplied including where such changes could result in cost reductions to the Service Provider, the Service Provider shall notify the Customer. The Parties shall discuss the proposed changes and the Service Provider shall provide the Customer with suggestions and a plan for implementing the changes and any cost benefits. If the Customer wishes to implement the changes then such changes and the impact on Charges shall be agreed pursuant to Change Control.
1.3In accordance with Schedule 8 (Transition and Transformation) the Service Provider shall submit to the Customer a draft Transformation Plan for the Customer's review and approval and shall revise the Transformation Plan as requested or approved by the Customer. The Transformation Plan shall be additional to the improvements and transformational activities to be carried out during Transition or agreed to be carried out in any event as at the Restatement Date.
1.4Each Transformation Plan after the first shall review and assess the immediately preceding Transformation Plan.
1.5The Transformation Plan shall include suggestions and plans, including cost benefits, for improving productivity beyond the Service Levels and/or reducing the Charges. Upon approval by the Customer, any such suggestions may be incorporated into this Agreement pursuant to the process set out in Schedule 8 (Transition and Transformation).
Part DOPERATION OF THE SERVICES
13.ASSETS
Equipment
1.1In the event the Customer deems it necessary to require the Service Provider to use equipment owned or operated by the Customer ("Customer Equipment"), the Service Provider shall be responsible for transfer of the Customer Equipment to the Service Provider's Service Locations and the Parties will agree via the Contract Change Control Procedure, the costs, maintenance and warranty obligations applicable to any such Customer Equipment to be so managed. Any such requirement would represent an exception requiring formal sign-off by the Customer.
1.2The Customer makes no warranties with regard to the Customer Equipment (if any).
1.3The Service Provider shall be fully responsible for monitoring the operation of and maintenance of the Customer Equipment (if any) and shall promptly notify the Customer of any issues with the same that may impact the provision of the Services or achievement of the Service Levels.
1.4The Service Provider may, where directed to do so by the Customer, acquire future equipment ("Future Equipment"), including modifications, upgrades, enhancements, additions and replacements of the Customer Equipment, as necessary or appropriate to provide the Services. Such Future Equipment shall be acquired in the name of the Customer and title shall vest in the Customer at the Customer's cost. The Parties shall agree such matters pursuant to the Contract Change Control Procedure and may agree that purchases can be in the name of the Service Provider subject always to arrangements being made to transfer title to the Customer in the event of termination or exit.
1.5The Customer shall have the right to approve any Software or Service Provider Tools used by the Service Provider in relation to the Services and installed on Customer Systems prior to the Service Provider's use of the same in order to provide the Services, which approval shall not be unreasonably withheld or delayed. The Service Provider shall, at its own expense, be responsible for:
1.1.1installing, operating and maintaining the Service Provider Software and Service Provider Tools; and
1.1.2managing, modifying and using any other software, systems or materials (including the Customer Software, Customer Systems and Customer Materials) required to provide the Services.
Risk of Loss
1.6Each Party shall be responsible for risk of loss of, and damage to, Equipment, Software or other Material in its possession or under its control, provided that Service Provider will notify the Customer prior to installing any single piece of Equipment worth more than fifty thousand GB Pounds (£50,000) at a Customer Location.
1.7The Service Provider shall be responsible for the risk of loss of, and damage to, any property, Systems or Material used by it to provide the Services, except to the extent that any loss of, or damage to, any such property, Systems or Materials is caused by an intentional wrongful act or omission of the Customer or Customer Personnel.
14.CO-OPERATION AND THIRD PARTY CONTRACTS
1.1The Service Provider acknowledges that it will be delivering the Services to the Customer in a multi-vendor environment. Accordingly, the Service Provider shall co-operate in good faith with the Customer, to the extent relevant to obtain the benefit of the Services, and with the Customer's other suppliers to facilitate the integrated and efficient carrying out of the Customer's operations and the provision of the Services. Such co-operation shall include providing advice, assistance, data and information as reasonably required by the Customer and (subject to reasonable confidentiality provisions being in place) its suppliers.
1.2Where applicable to its service model, the Service Provider will agree to specific operation level agreements with those Third Party Service Providers of the Customer identified by the Parties from time to time and, without prejudice to the generality of clause 14.1, the Service Provider shall comply with such co-operation obligations.

1.3During Transition, the Parties will identify any third party contracts under which a Third Party Service Provider furnishes or provides services to the Customer that are associated with the Services and which are required to be maintained in the name of the Customer (or its Affiliates) and managed by the Service Provider ("Managed Agreements").
1.4Without prejudice to the generality of its obligations under clauses 14.1 and 14.2, the Service Provider agrees that in relation to any such Managed Agreements, it will monitor the performance of each applicable Third Party Service Provider and take steps to address with each Third Party Service Provider any issues arising with its performance and shall promptly escalate any concerns it may have with respect to such performance to the Customer.
1.5The Service Provider shall ensure that reasonable knowledge transfer takes place between it and the applicable Third Party Service Providers including in relation to:
1.1.1difficulties and issues such Third Party Service Providers may encounter in delivering their services in the context of the Service Provider's provision of the Services;
1.1.2information regarding the operating environment, system constraints and other operating parameters applicable to the provision of the Services by the Service Provider as a supplier with reasonable technical skills and expertise would find reasonably necessary in order to perform its work; and
1.1.3such information as is necessary to assist each such Third Party Service Provider to ensure that the results of its services have the ability to interoperate with the Services.
1.6The Parties acknowledge that from time to time the Service Provider may need to appoint third parties as its sub-contractors in order to enable it to perform aspects of the Services. The Service Provider agrees that the Customer shall have the right to nominate certain Third Party Service Providers to be its sub-contractors in relation to such Services and that it shall then enter into direct contracts with such Third Party Service Providers who shall thereafter be treated as sub-contractors of the Service Provider for the purposes of clause 17.
15.PERSONNEL
Staff Transfer
1.1The Parties shall comply with the terms of Schedule 17 (Staff Transfer).
General
1.2The personnel assigned to the Customer account by the Service Provider (or its sub- contractors) will be and remain employees of the Service Provider (or such sub-contractors) ("Service Provider Personnel") and the Service Provider (or such sub-contractors) shall be liable for all taxes, national insurance and other costs, compensation and benefits of such personnel, including salary, health, accident and workers' compensation benefits, pensions and contributions that an employer is required to pay with respect to the employment of employees related to the Service Provider Personnel ("Employment Costs").
1.3If the actions or inactions of Service Provider Personnel creates:
1.1.1additional work in connection with the performance of the Services by the Service Provider that would have otherwise been unnecessary in the absence of such action or inaction; or
1.1.2additional work for the Customer to enable it to obtain the full benefit of the Services, the Service Provider shall perform all such additional work at no additional charge to the Customer.
1.4The Customer shall have the right to require the removal of any member of the Service Provider Personnel assigned to perform under this Agreement where such Service Provider Personnel's performance and competence, responsiveness, capabilities, cooperativeness, ability to work within the Customer's culture, or fitness for a particular task of any person assigned by the Service Provider to perform Services, is insufficient to perform the Services in a manner acceptable to the Customer. Without prejudice to the foregoing, the Service Provider shall furnish a qualified replacement as soon as reasonably practicable but in all cases, within ten (10) days of the removal.
Key Personnel
1.5The Customer shall have the right to designate certain employees of the Service Provider or its sub-contractors as key employees (the "Key Personnel"), provided that the Service Provider may reasonably refuse such designation. The Parties have agreed in Schedule 18 (Key Personnel) a maximum number of Key Personnel across each Service Tower during Transition and following the applicable Service Commencement Date (as the same have been re- confirmed as at the Restatement Date). The Key Personnel shall devote sufficient effort to perform their role in the delivery of the applicable Services. The Key Personnel will be listed in Schedule 18 (Key Personnel) to this Agreement.
1.6The Service Provider shall only remove or change the Key Personnel with the written consent of the Customer except where the removal or change results from resignation, death, disability, or termination of employment of the Key Personnel in question in which case the Service Provider must promptly notify the Customer of such removal and the proposed replacement.

1.7The Service Provider may only assign or replace any Key Personnel with the Customer's prior written consent (which in the circumstances set out above shall be deemed to have been given) and only after the Service Provider has provided the Customer with the relevant curriculum vitae of the relevant Key Personnel and with a reasonable opportunity to interview such Key Personnel. At no additional cost to the Customer, the Service Provider will provide for an appropriate transition (including overlap) period for the new individual so that there is no disruption to the performance of the Service Provider's obligations or the Customer's receipt of the Services under this Agreement.
Non-Solicitation
1.8Save for any exceptions agreed in Schedule 17 (Staff Transfer), each Party agrees that during the term of this Agreement and for a period of one (1) year thereafter, it will not and will procure that its Affiliates will not directly or indirectly, either on its own account or in conjunction with or on behalf of any other person, hire, solicit or endeavour to entice away from the other Party any person who, during the term of this Agreement has been an officer, manager, employee, agent or consultant of the other Party. The Parties agree that to the extent required by Relevant Law, this restriction shall not apply to responses made to bona fide job advertisements.
16.SERVICE LOCATIONS
1.1When working at any Customer facilities, Service Provider Personnel shall comply with the requirements of Schedule 22 (Locations and Site Licence) and all applicable Standards and Policies, including the Customer's standard workplace security, administrative, safety and other policies and procedures applicable to the Customer's own employees or contractors ("Customer Location Policies") and the Customer IT and Security Policies as set out in Schedule 7 (Security – IT and Physical).
1.2The Customer shall notify the Service Provider of any subsequent modifications or amendments to the Customer Location Policies. Any such changes to the Customer Location Policies which impose materially increased obligations or costs on the Service Provider, shall be agreed through Change Control.
17.SUB-CONTRACTORS
1.1The Service Provider shall not delegate or subcontract any of its obligations under this Agreement without the prior written consent of the Customer and shall ensure that obligations akin to those set out in Schedule 17 (Staff Transfer), 5 (Sub-contractor List), 7 (Security - IT and Physical), and 21 (Data Processing and Transfer) are included in any key subcontracts.
1.2The Customer acknowledges and agrees that the consent required pursuant to clause 17.1 has been granted in respect of those Approved Sub-contractors identified in Schedule 5 (Sub- contractor List) and any sub-contractor it formally requires the Service Provider to use in connection with the provision of the Services pursuant to clause 14.6.
1.3The Customer may revoke its approval of a sub-contractor if it has good faith doubts about the sub-contractor's ability to perform the subcontracted Services.
1.4The Service Provider shall on request advise the Customer of the impact of any revocation action pursuant to clause 17.3 by the Customer including any impact on the timetable and the charges.
1.5If the Customer wishes to proceed with the revocation action pursuant to clause 17.3 then any changes shall be agreed through Change Control.
1.6The Parties agree that there will be no impact on the Charges if the Customer revokes its approval of a sub-contractor as a result of any fraud, fraudulent misrepresentation, Wilful Default or any other criminal act by a sub-contractor or its employees.
1.7If the Customer consents to the Service Provider's proposed use of a sub-contractor to perform the Services (or part thereof) the Service Provider shall remain fully responsible and liable for the acts and omissions of the sub-contractors to the same extent as if such acts and omissions were those of the Service Provider.
18.DATA AND SECURITY REQUIREMENTS
1.1The Service Provider shall comply with the current Standards and Policies relating to IT and security and the requirements of Schedule 7 (Security – IT and Physical) at no additional cost to the Customer. If the Standards and Policies change, the Service Provider will review such changes, and notify the Customer of any implications of such changes. Any such changes to this Agreement or the Services required as a direct result of the changes to the Standards and Policies and/or the requirements of Schedule 7 (Security – IT and Physical) will be agreed through Change Control save that the Charges shall only be increased where the changes materially increase obligations or costs on the Service Provider.
1.2The Service Provider shall provide ongoing training for all the Service Provider's Personnel employed or engaged in the provision of the Services in compliance with the Standards and Policies.
1.3Without limiting clause 18.1, the Service Provider shall comply and shall ensure that all sub- contractors comply with vetting procedures and policies in respect of all Service Provider Personnel that comply with Good Industry Practice.
1.4The Service Provider shall ensure that the principles and processes of ISO 27001 and ISO 9001 are reflected in its performance of the Services.

1.5The Customer shall retain exclusive rights and ownership of all of Customer Data and the Customer Data shall not be:
1.1.1used by the Service Provider for any purpose other than as required under the Agreement in connection with providing the Services;
1.1.2disclosed, sold, assigned, leased or otherwise provided to third parties by the Service Provider; or
1.1.3commercially exploited or otherwise used by or on behalf of the Service Provider, its Affiliates, officers, directors, employees, or agents, other than in accordance with the Agreement.
1.6Upon request by the Customer and at its election and at no additional charge, the Service Provider shall promptly return to the Customer the Customer Data in the format and on the media as reasonably requested by the Customer, or erase or destroy Customer Data in the Service Provider's possession, power or control and, if requested by the Customer to do so, shall provide the Customer with confirmation in writing signed by a corporate officer of the Service Provider.
1.7The Service Provider shall protect the Customer's Data in its possession, power or control so as to not lose, damage, destroy, corrupt or enable unauthorised access or disclosure of the Customer Data.
1.8Pursuant to the requirements of Schedule 7 (Security – IT and Physical), the Service Provider shall establish and maintain all appropriate technical and organisational controls to safeguard against the destruction, loss, alteration and unauthorised access or disclosure of Customer Data that are no less rigorous than those operated by the Customer as of the relevant Service Commencement Date and that are no less rigorous than those maintained by the Service Provider for the Service Provider's own information of a similar nature or that otherwise comply with Good Industry Practice.
1.9Service Provider Personnel must not attempt to access, or allow access to, Customer Data to which they are not entitled or that is not required for the performance of the Services by Service Provider Personnel.
19.DISASTER RECOVERY
1.1Without prejudice to any Services relating to disaster recovery or business continuity the Parties may agree, the Service Provider shall manage and maintain internal disaster recovery and business continuity policies and procedures consistent with Good Industry Practice and the requirements of Schedule 16 (Business Continuity and DR Plan) throughout the Term at no additional cost (beyond that (if any) specified in Schedule 10 (Charging & Invoicing)) to the Customer.

20.REGULATORY MATTERS AND AUDIT RIGHTS
General
1.1The Service Provider shall comply with all Relevant Law applicable to the provision of the Services and in performing its obligations under the Agreement, generally insofar as they relate to it as a provider of business process services or where the following sentence applies. Without prejudice to the generality of the foregoing, the Customer may notify the Service Provider of any Relevant Laws it specifically requires the Service Provider to comply with (which would include any requirements set out in the Standards and Policies to either comply with Relevant Laws referenced there or to ensure compliance with Relevant Law by following certain policies or procedures). For the avoidance of doubt, such notifications may relate to compliance with Relevant Law in any jurisdictions worldwide in which the Customer or its Affiliates operate or do business from time to time. The Service Provider shall make any modifications to the Services as reasonably necessary as a result of changes to Relevant Law at no extra cost to the Customer other than where the relevant modification is required to address a change in Relevant Law that is specific to the Customer in which event the effect on cost shall be assessed by the Contract Change Control Procedure.
1.2The Service Provider recognises that the Customer and its Affiliates are subject to regulation by (or has regulatory responsibilities in respect of) the regulatory authorities in the jurisdictions in which it operates and that, in particular the Customer has regulatory responsibilities in respect of:
1.1.1the UK's Financial Conduct Authority, the UK's Prudential Regulation Authority and the Bank of England;
1.1.2the Bermuda Monetary Authority;
1.1.3the North Dakota Department of Insurance and the Texas Department of Insurance;
1.1.4the Jersey Financial Services Commission;
1.1.5the Central Bank of Ireland;
1.1.6the successor organisations/regulators of each entity listed in clauses 20.2.1 to 20.2.5 from time to time; and
1.1.7various other relevant governmental agencies or bodies around the world.
1.3The Service Provider shall provide such cooperation with all applicable regulatory authorities as may reasonably be requested by the Customer or otherwise required by such authorities and in any event shall cooperate with both the Customer and any regulatory authorities in responding to any enquiries made by such authorities. Such cooperation shall be provided at the

Customer's reasonable cost. The Service Provider's obligations under this clause 20.3 shall include:
1.1.1providing, on request, such assistance as the Customer may reasonably require to prove its compliance with its regulatory requirements in the context of the Services;
1.1.2providing to the Customer such information and/or documentation as a regulatory authority may request in its supervision of the performance of the Services and it consents to such information and documentation being passed on to the relevant regulatory authority; and
1.1.3in addition to the Customer's own audit rights hereunder, permitting a regulator to carry out audits of the Service Provider where such regulator requires the right to do so.
External Audits
1.4The Customer (or its nominee) shall be entitled to audit the Service Provider's conformance with its obligations under the Agreement (including to verify the Charges) and the relevant Service Provider's facilities in each case in respect of:
1.1.1each Service Tower; and
1.1.2the Services provided to each of the UK Customer, the US Customer and the Bermuda Customer,
once per year (at no charge) on reasonable written notice (which shall, other than in the case of an emergency or regulatory audit, be no less than ten (10) days), provided that the auditor is not a direct competitor of the Service Provider and subject to the auditor entering into a confidentiality agreement with the Customer on terms no less onerous than those set out in clause 26 (Confidential Information). For the avoidance of doubt, the "Big 4" accountancy firms are not direct competitors of the Service Provider.
1.5The Service Provider shall provide all reasonable co-operation with any audits conducted pursuant to clause 20.4 and the Customer shall use its reasonable endeavours to seek to:
1.1.1minimise any disruption to the Services; and
1.1.2consolidate such audits for each Service Tower and key Customer Location, where possible.
1.6Subject to the restrictions in clauses 20.4 and 20.5 (other than in relation to the frequency of audits), the Customer (or its nominee) shall be entitled to undertake no more than two further audits in that same year across the Agreement as a whole and/or in respect of each Service Tower, (with the Service Provider providing all reasonable co-operation) at its own cost, unless such audits reveal fraud, a breach of the Agreement (including all instances of over-charging), in which case the cost of the audit shall be borne by the Service Provider.
1.7If, as a result of an audit, it is determined that the Service Provider has overcharged the Customer, the Customer shall notify the Service Provider of the amount of such overcharge and the Service Provider shall promptly pay to the Customer the amount of the overcharge, plus interest at a rate of two per cent (2%) above the annual base rate of the Bank of England from time to time calculated from the date of receipt by the Service Provider of the overcharged amount until the date of payment to the Customer.
1.8In the event any such audit by the Customer or its agents reveals an overcharge to the Customer by the Service Provider of five per cent (5%) or more of a particular fee category, the Service Provider shall reimburse the Customer for the cost of such audit in addition to the repayment of the sum plus interest at the rate set out above.
1.9The Service Provider agrees that the restrictions on the Customer's right to conduct audits set out in clause 20.4 will not apply to audits required for legal or regulatory reasons.
1.10If any audit by an auditor designated by the Customer or a regulatory authority having jurisdiction over the Customer results in the Customer being notified that it is not in compliance with any generally accepted accounting principle or audit requirement relating to the Services, the Service Provider shall, at its own expense and within the period of time specified by such auditor or regulatory authority, bring the Services into compliance. If the Service Provider fails to bring the Services into compliance within a reasonable time the Customer shall be entitled to terminate this Agreement for on the grounds of the Service Provider's irremediable material breach of contract on the provision of written notice.
1.11The Service Provider shall maintain and retain in a manner that complies with Good Industry Practice accurate records (including complete financial records of its operations and activities) in relation to the provision of the Services for seven (7) years after the creation of such record (which would include any part of such seven (7) year period after the termination or expiry of the Agreement) and make the same available to the Customer and its auditors.
1.12The Service Provider shall provide all reasonable assistance and information in relation to the conduct of the audit at its own cost. For the avoidance of doubt such information shall not include the provision of any background cost or overhead information or any the Service Provider internal reports relating to the Services (although the Service Provider shall act reasonably in this regard).
Internal Audit

1.13The Service Provider shall establish and maintain a system of internal audits to provide management with assurance that a quality assurance system is being utilised, is effective, meets customer and business needs and continues to improve ("Internal Audits").
1.14The Service Provider shall maintain internal controls lists in a manner consistent with Good Industry Practice and provide confirmation of the same at least once per year.
1.15The Service Provider shall also provide a copy (if any) of its own independent audit reports concerning International Standard on Assurance Engagements No. 3402 (ISAE 3402) Assurance Reports on Controls at a Service Organisation to the Customer within a reasonable time after such reports are completed.
1.16Should any Internal Audit identify an overcharge, the provisions of clauses 20.7 and 20.8 shall apply.
21.CUSTOMER DEPENDENCIES
1.1The Service Provider's sole and exclusive remedy for the Customer failing to meet any of its Customer Dependencies is set out in this clause 21 and the Service Provider shall not be entitled to sue the Customer for breach of contract or terminate the Agreement due to a failure of the Customer to meet the Customer Dependencies.
1.2The Service Provider shall be excused from failures to perform its obligations under this Agreement if the Customer delays or fails to provide the Customer Dependencies but only:
1.1.1to the extent that such failure directly causes Service Provider's failure to perform;
1.1.2provided that such acts or omissions are not undertaken by the Customer at the Service Provider's direction or with the Service Provider's written consent;
1.1.3provided that the Service Provider gives the Customer prompt written notice of the Customer's failure to perform the Customer Dependencies; and
1.1.4provided the Service Provider uses Commercially Reasonable Efforts to mitigate the adverse consequences of the Customer's failure and continues to provide the Services.
1.3Provided the Service Provider has complied with the obligations set out in clause 21.2 and has obtained the Customer's prior written approval, the Service Provider will be entitled to receive a reasonable adjustment in the timeframes set out in the Transition Plan or schedule to deliver and its reasonable, demonstrable, unavoidable costs incurred directly as a result of the Customer's failure to perform the relevant Customer Dependency.
1.4The Service Provider shall only be entitled to relief under this clause 21 from the date on which it notifies the Customer in accordance with clause 21.2.3.
Part EPAYMENT
22.CHARGES
1.1The Service Provider's pricing shall not be subject to or contingent upon any due diligence to be performed after the Effective Date or the Restatement Date.
1.2In the event the Parties agree that a particular pass-through expense is to be paid directly by the Customer, such pass-through expense shall not be subject to any mark-up and the Service Provider shall provide the Customer with the original third party invoice together with a statement that the Charges are proper and valid and should be paid by the Customer.
1.3In consideration for the provision of the Services the Customer shall pay to the Service Provider all undisputed Charges within forty-five (45) days from the date on which it receives a correctly rendered invoice.
1.4In the event of late payment the Service Provider reserves the right to charge interest on amounts overdue at a rate of two per cent (2%) above the annual base rate of the Bank of England from time to time.
1.5Except as otherwise agreed by the Parties in writing, no rates or charges other than those set out in clauses 22.3 and 22.4 shall be applicable to the provision of the Services under this Agreement.
1.6The Service Provider shall only be entitled to invoice the Customer for its expenses if such expenses have been approved in writing in advance and are incurred in accordance with the version of the Customer's expenses policy notified to the Service Provider from time to time.
1.7The Service Provider shall maintain complete and accurate records of, and supporting documentation for, the amounts billable to and payments made by the Customer under this Agreement and the Service Provider shall provide the Customer with documentation and other information with respect to each invoice as may be reasonably requested by the Customer to verify accuracy and compliance with the provisions of the Agreement.
1.8The Customer shall have the right to deduct from amounts owed by the Customer to the Service Provider amounts that the Service Provider is obliged to pay to or credit to the Customer under the Agreement.
1.9The Customer may withhold payment of particular Charges that the Customer reasonably and in good faith disputes on notice to the Service Provider.

1.10If the Customer disputes a part of an invoice, the Service Provider shall re-issue an invoice for the undisputed Charges and the Customer shall pay such undisputed Charges in accordance with clause 22.3. The Parties shall diligently pursue an expedited resolution of such dispute in accordance with the clause 49 (Dispute Resolution)
1.11The Service Provider shall render invoices in accordance with paragraph 3 of Schedule 10 (Charging & Invoicing).
1.12The Service Provider shall issue a consolidated report on the last day of each month comprising details of the invoices for that month.
23.TAX
1.1All prices are exclusive of value added tax or any other locally applicable equivalent sales taxes ("VAT"), which is payable at the rate and as prescribed by law.
1.2Unless otherwise agreed between the Parties, the Service Provider will be responsible for all other taxes which are incurred as a result of this Agreement and the Services being provided.
1.3The Customer shall be entitled to deduct the sums required to pay any withholding taxes, demanded by any taxation authority, from payment to the Service Provider.
1.4If the Customer does deduct any amounts pursuant to clause 23.2, it shall pay such sums to the relevant taxation authority within the period for payment permitted by law, and furnish the Service Provider with evidence of payment of the relevant amount from the relevant tax authority.
1.5If VAT or other taxes are payable on damages payable or paid under this Agreement then the Party liable for payment of such damages must pay any such VAT or other taxes in addition to the relevant amount of damages upon production of a valid VAT or other appropriate tax invoice by the other Party.
24.VALUE FOR MONEY/BENCHMARKING
1.1The Service Provider agrees that:
1.1.1the Charges applicable to the Services it provides under this Agreement shall be competitive and offer value for money to the Customer; and
1.1.2the Performance Standards applicable to the Services shall accord with Good Industry Practice, and, in order to demonstrate this to the Customer, the Service Provider agrees to comply with the terms of this clause 24 and Schedule 11 (Benchmarking Procedure)

1.2It is agreed that, in accordance with the terms of Schedule 11 (Benchmarking Procedure) once at any time following the expiry of the period of twelve (12) months after the Restatement Date, the Customer may have the Professional Services Rate Card reflecting under TAB 8 Annexure 10 A Price Book under Schedule 10 (Charges and Invoicing) reviewed by a Benchmarker in order to evaluate the Service efficiency, effectiveness and productivity, and whether the Charges, costs and Performance Standards applicable to the Services are competitive in the market place. It is further agreed that Customer shall not benchmark the Services provided under the BPO FTE Rate Card reflecting under Schedule 10 (Charges and Invoicing) Annexure 10 A Price Book for the Initial Term i.e. till 31 March 2026.
Part FINTELLECTUAL PROPERTY, CONFIDENTIALITY AND DATA PROTECTION
25.INTELLECTUAL PROPERTY RIGHTS
General
1.1Each Party shall retain its rights in its own Pre-existing Intellectual Property Rights (IPR). Except as provided in this clause 25 (Intellectual Property Rights), neither Party shall gain by virtue of the Agreement any rights of ownership in any IPR owned by the other Party or any third party.
1.2The Service Provider shall procure that all Service Provider Personnel waive all moral rights in any item provided to, or used by, the Customer in connection with the Agreement, save that, for certain projects, prior to the agreement of the same, the Parties may agree to vary this clause.
1.3Developed IPR shall be solely owned by the Customer and shall vest in the Customer on creation.
1.4The Service Provider may use the Developed IPR solely to provide the Services to the Customer during the Term.
1.5To the extent that title and/or ownership rights may not automatically vest in the Customer as contemplated by clause 25.3, the Service Provider agrees to irrevocably assign, transfer and convey to the Customer all rights, title and ownership in the Developed IPR. The Service Provider shall and shall procure that Service Provider Personnel shall give the Customer or its designees, all reasonable assistance and execute all documents necessary to assist or enable the Customer to perfect, preserve, register or record its rights in the Developed IPR at the Customer's cost.
1.6The Service Provider shall ensure that where it develops new Software for the Customer, it shall deliver the same in Source Code and object code form, with appropriate Documentation and that both versions shall be able to be used by a reasonably skilled programmer familiar with the relevant software language.

1.7The Service Provider shall ensure that at all times it keeps all Documentation related to any product (or a component thereof) up to date.
1.8Save to the extent clause 25.10 applies to any Materials provided by the Service Provider to the Customer hereunder, the Service Provider grants to the Customer and the Customer Group an irrevocable, royalty free, world-wide, non-exclusive, transferable licence (at no additional charge and including the right to sub-licence) to use, copy, modify, and prepare derivative works of:
1.1.1the Service Provider's Pre-existing IPR;
1.1.2the Service Provider Software; and
1.1.3the Service Provider Material (including any Service Provider processes), in each case, in connection with the Customer's and the Customer Group's use and receipt of the Services or any Replacement Services provided in-house or by a Successor Service Provider, or any related services provided by a third party. To the extent such Materials are embedded within a Deliverable, then the licence grant shall be perpetual, but in all other cases the licence grant shall be for the duration of the Term and the Termination Assistance Period and shall expire three (3) months' following the completion of the Termination Assistance services.
1.9The Service Provider shall use Commercially Reasonable Efforts and at mutually agreed terms (but at no additional cost), to procure the grant to the Customer and the Customer Group and, to the extent necessary, its sub-contractors, agents and representatives of a world-wide, fully paid up, non-exclusive licence to use, modify, enhance and maintain Third Party Materials produced specifically to provide the Services to the Customer and that are licenced or otherwise supplied to the Service Provider in connection with the Services.
1.10The Parties acknowledge and agree that from time to time the Service Provider may propose the use of its own or third party proprietary products that are typically licenced on stand-alone terms (the "Digital Products") and that subject always to agreement between the Parties as to such terms, any such Digital Products shall be licenced on separate terms (and subject to escrow requirements, or not, in accordance with such separate terms) and the remainder of this clause 25 shall not apply to their use. The Service Provider undertakes to ensure that the impact of the use of Digital Products on the Customer's receipt of the Services and the wider terms of this Agreement is minimised. As at the Restatement Date the only Digital Product contemplated is the Service Provider's solution branded as 'Sequence' and that the terms applicable to the Customer Group's use of this Digital Product (but not any other or future Digital Products) are as set out in Schedule 14 (Sequence Licence). The Parties agree that during the Term of this Agreement and any

Termination Assistance Period the licence to use the Digital Product shall be as set out in Schedule 14 (Sequence Licence) and that following the completion of the provision of Termination Assistance by the Service Provider they shall enter into a separate ongoing licence agreement on the terms set out in Schedule 14 (subject to the variations applicable following completion of Termination Assistance and in consideration of the costs identified in Schedule 14) at the Customer's sole and absolute discretion.
1.11The Customer grants to the Service Provider a non-exclusive, non-transferable, revocable licence (including the right to sub-licence, but only to sub-contractors approved by the Customer in accordance with this Agreement) to use, copy, modify, and prepare derivative works of Customer IPR for the sole purpose of providing the Services to the Customer for the Term (which includes any applicable Termination Assistance Period).
Escrow
1.12Save to the extent that clause 25.10 applies, the Service Provider shall ensure that the Source Code in the Service Provider Software together with any related Documentation, is deposited in escrow with Legal Escrow & Arbitration Services Limited pursuant to the terms of an Escrow Agreement which is substantially in the terms published by Legal Escrow & Arbitration Services Limited from time to time.
1.13The Service Provider and the Customer mutually undertake to sign the Escrow Agreement promptly following signature of this Agreement. The Service Provider additionally undertakes to procure that Legal Escrow & Arbitration Services Limited promptly signs the Escrow Agreement.
Residual Knowledge
1.14Nothing contained in the Agreement shall restrict either Party from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such Party's personnel relating to the Services which either Party, individually or jointly, develops or discloses under the Agreement provided that in doing so such Party does not:
1.1.1infringe the Intellectual Property Rights of the other Party or third parties who have licenced or provided materials to the other Party; or
1.1.2breach its confidentiality obligations under the Agreement or under agreements with third parties.
26.CONFIDENTIAL INFORMATION
1.1Subject to clause 26.2, each receiving Party will treat and keep all Confidential Information of the disclosing Party as secret and confidential and will not, without the disclosing Party's written consent, directly or indirectly communicate or disclose (whether in writing or orally or in any other manner)

Confidential Information to any other person other than in accordance with the terms of this Agreement.
1.2Clause 26.1 shall not apply to the extent that:
1.1.1the Receiving Party needs to disclose the Confidential Information of the Disclosing Party to any of its Affiliates or sub-contractors in order to fulfil its obligations, exercise its rights under this Agreement or to receive the benefit of the Services, provided always that the Receiving Party shall ensure that every person to whom disclosure is made pursuant to this clause 26.2.1 uses such Confidential Information solely for such purposes, and complies with this clause 26 to the same extent as if it were a Party to this Agreement;
1.1.2any Service Provider Confidential Information is embodied in or otherwise incorporated into any item provided as part of the Services;
1.1.3such Confidential Information is in the public domain at the Service Commencement Date or at a later date comes into the public domain, other than as a result of breach of this Agreement;
1.1.4the Receiving Party obtains or has available such Confidential Information from a source other than the Disclosing Party without breaching any obligation of confidence;
1.1.5subject to clause 26.3, such Confidential Information is required to be disclosed pursuant to any Relevant Law or the rules of any Regulator or stock exchange; or
1.1.6the Receiving Party can show such Confidential Information was independently developed by it otherwise than in connection with this Agreement.
1.3Notwithstanding clause 26.1, the Customer may disclose Confidential Information to its solicitors, auditors, insurers, accountants or other operational or service-related advisers for the purposes of reporting to or seeking advice from the relevant party. In such circumstances the Customer shall ensure that every person to whom disclosure is made pursuant to this clause 26.3 uses such Confidential Information solely for such purposes and complies with this clause 26 to the same extent as if it were a Party to this Agreement.
27.DATA PROTECTION
1.1The categories of personal data to be processed by the Service Provider, categories of data subjects whose personal data will be processed, and the nature and purpose of processing activities to be performed under this agreement is set out in Schedule 21 (Data Processing and Transfer) of this Agreement.

1.2Each Party shall comply with its respective obligations under applicable Data Protection Legislation and, without prejudice to the foregoing, the Service Provider shall not process Customer Personal Data in a manner that will or is likely to result in the Customer breaching its obligations under Data Protection Legislation.
1.3Upon termination or expiry of this agreement, the Service Provider shall, at the Customer's request, promptly delete or return all Customer Personal Data and delete the copies thereof (unless otherwise required by Data Protection Legislation or other Relevant Laws) in its possession and shall certify to the Customer that it has done so.
1.4The Parties acknowledge that, in respect of all Customer Personal Data processed by the Service Provider for the purpose of the provision of Services under this Agreement:
1.1.1the Customer alone shall determine the purposes for which and the manner in which such Customer Personal Data will be processed by the Service Provider;
1.1.2the Customer shall be the data controller; and
1.1.3the Service Provider shall be the data processor.
1.5Where in connection with this Agreement the Service Provider processes Customer Personal Data as the data processor of the Customer, the Service Provider shall:
1.1.1process Customer Personal Data only on behalf of the Customer, only for the purposes of performing this Agreement and only in accordance with instructions contained in this Agreement or as otherwise received from time to time; the Service Provider shall notify the Customer prior to taking any further action if it considers an instruction to be likely to result in processing that is in breach of Data Protection Legislation;
1.1.2not otherwise modify, amend, disclose or permit the disclosure of any of the Customer Personal Data to any third party (including a data subject) unless specifically authorised or directed to do so in writing by the Customer;
1.1.3implement and maintain appropriate technical and organisational measures to protect Customer Personal Data against unauthorised or unlawful processing and against accidental loss, destruction, damage, alteration, disclosure or theft. Upon the Customer's request, the Service Provider shall provide the Customer with a written description of the technical and organisational measures implemented by itself and its sub-contractors as well as copies of all documentation relevant to such compliance including, protocols, procedures, guidance, training and manuals;

1.1.4ensure the reliability of any of the Service Provider's Personnel with access to Customer Personal Data, that such access is granted on a 'need to know' basis, and that they are subject to binding obligations of confidentiality with respect to Customer Personal Data;
1.1.5comply with:
1.1.1.1all guidance and recommendations from the relevant supervisory authorities in countries where the Customer is established;
1.1.1.2clause 18.4; and
1.1.1.3the Customer's Standards and Policies;
1.1.6at no additional cost, provide full cooperation and assistance to the Customer as the Customer may require to allow the Customer to comply with its obligations as a data controller, including in relation to data security, data breach notification, data protection impact assessment, prior consultation with data protection authorities, any enquiry, notice or investigation received from a data protection authority, and the fulfilment of data subject's rights;
1.1.7promptly and without delay (but in any event within twenty-four (24) hours of becoming aware of it), notify the Customer in writing of any actual, alleged, or potential unauthorised disclosure, loss, destruction, compromise, damage, alteration, or theft of Customer Personal Data (including unauthorised access to or use of the Customer Systems or data, improper handling or disposal of data, theft of information or technology assets, and/or the inadvertent or intentional disclosure of Customer Personal Data) or any incident which may give rise to a personal data breach (as such term is defined under the GDPR); and
1.1.8permit physical inspections in accordance with clause 20 of the areas of the Service Provider's relevant premises from where Services are provided, by the Customer or its representatives to ensure compliance with this clause 27.
1.6The Service Provider shall nominate a representative within its organisation who shall have responsibility to respond to Customer queries regarding the processing of Customer Personal Data and the Service Provider shall ensure that it responds to such queries promptly.
1.7The Service Provider shall not authorise any third party or sub-contractor to process Customer Personal Data other than with the prior written consent of the Customer (for the avoidance of doubt, written consent shall be deemed given for Approved Sub-Contractors listed in this Agreement).
1.8Where the Service Provider is a processor with respect to the Customer Personal Data, it shall impose obligations on its sub-contractors that are the same as or equivalent to those set out in this clause 27 by way of written agreement, and shall remain fully liable to the Customer for any failure by a sub-contractor to fulfil its obligations in relation to the Customer Personal Data.
1.9Where the Service Provider is subject to an obligation in relation to Customer Personal Data or the Customer is granted a right in respect of the Service Provider, the Service Provider should procure that its sub-contractors are subject to equivalent obligations and that the Customer is granted the same right against the sub-contractors.
1.10The Service Provider shall not process and/or transfer any Customer Personal Data in or to any country outside the European Economic Area without the prior written consent of the Customer.
1.11If, for the purposes of the performance of this agreement, the Service Provider or any of its sub- contractors wishes to process and/or transfer any Customer Personal Data in or to a country outside the European Economic Area without prejudice to clause 27.10, the Service Provider shall comply with such other instructions and shall carry out such other actions as the Customer may notify in writing, including:
1.1.1providing details of how the Service Provider will ensure an adequate level of protection for any such Customer Personal Data so as to ensure the Customer's compliance with Data Protection Legislation; and
1.1.2implementing any data transfer mechanism provided by the applicable Data Protection Legislation, such as the appropriate model contractual clauses approved by the European Commission as set out in Schedule 21 (Data Processing and Transfer), to allow for the lawful processing of Personal Data in a country outside the European Economic Area pursuant to the applicable Data Protection Legislation.
1.12In the event that any act or omission of the Service Provider or any Service Provider group company in connection with this Agreement results in any losses being suffered by any Customer Group company, such losses will be treated as if they had been suffered by Customer and the Customer will be able to recover any such losses from the Service Provider in accordance with clause 34.4. For this purpose, any losses suffered by any Customer Group company will not be treated as being indirect or consequential in terms of clause 34.2 simply because it has been suffered by a Customer Group company and not by the Customer directly.
1.13The Service Provider acknowledges that its obligations with respect to Customer Personal Data set out in this clause 27 shall also apply to the same extent to any of the Customer's Confidential Information that is received by the Service Provider.

28.PUBLICITY
1.1The Service Provider shall not make any public announcement (whether written or oral) about the existence of the Agreement or that it is providing Services to the Customer without the Customer's prior written consent (which may be withheld in its complete discretion).
1.2In no circumstance shall either Party be authorised to use any of the other Party's logos, trademarks or any other representations related to the other Party's brand (including noting the other Party or its personnel as a referee) without the other Party's prior written consent (which may be withheld in its complete discretion).
Part GREPRESENTATIONS, WARRANTIES AND INDEMNITIES
29.REPRESENTATIONS AND WARRANTIES
1.1Each Party represents, warrants and undertakes to the other, as at the date of this Agreement:
1.1.1that it has the power and authority to enter into and perform its obligations under this Agreement;
1.1.2that it has all necessary rights, licences, permissions and consents to provide or receive the Services; and
1.1.3that the execution of this Agreement does not violate any law or constitute a default under any other agreement.
1.2The Service Provider represents, warrants and undertakes to the Customer on a continuing basis throughout the term that:
1.1.1it shall not conduct itself in a way so as to adversely affect the Customer's public image;
1.1.2it is not insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to it;
1.1.3it shall allocate sufficient resources to provide the Services in accordance with the contractual requirements and use Commercially Reasonable Efforts to use the resources efficiently and services necessary to provide the Services;
1.1.4it shall not knowingly and/or negligently insert or include, or permit or cause any Service Provider personnel to insert or include, any known Virus into any items provided to the Customer or the Customer Systems;
1.1.5it shall use the latest available versions of anti-virus software available from an industry accepted anti-virus software vendor to check for and delete malicious software and Viruses from the Service Provider's IT systems;
1.1.6it shall co-operate with the Customer to reduce the effect of any Virus found and assist the Customer to mitigate any losses (including without limitation, loss of operational efficiency and loss or corruption of the Customer's Data) and to restore the system, products, Deliverables and Services to their desired operating efficiency;
1.1.7it has undertaken all diligence it requires (including in relation to the Customer's existing services) in order to plan and perform the Services and that accordingly its prices and estimates are robust and may be relied upon by the Customer;
1.1.8it is skilled and experienced in the provision of services akin to the Services and in using the tools, methodologies and procedures it is proposed that it will use in the delivery of Services hereunder;
1.1.9all information it provides to the Customer during the Term shall, at the time it is supplied, be true and accurate in all material respects;
1.1.10that the Services will be performed in accordance with all Relevant Law;
1.1.11it shall at all times conduct the performance of the Services in such a manner that shall ensure that the Customer does not fail to comply with the Customer regulatory requirements that have been notified to the Service Provider in writing (if any) as a result of or in connection with its receipt of the Services; and
1.1.12it shall comply with any Customer request or instruction that enables the Customer to comply with its regulatory requirements (if any) in respect of the Services at mutually agreed terms.
1.3The Customer warrants that, to the extent that Customer Personal Data is provided to the Service Provider for processing (as that term is defined in the Data Protection Legislation), the Customer Affiliate providing such Customer Personal Data shall have a legal basis on which to do so.
30.INDEMNITIES
1.1The Customer will indemnify, defend and hold harmless the Service Provider against any claims, losses, damages, costs (including reasonable legal fees), expenses and liabilities incurred or suffered by the Service Provider in connection with any infringement (or claim of infringement) of any Third Party IPR, based upon the Service Provider's use of Customer IPR provided to the Service Provider under this Agreement.
1.2The Service Provider will indemnify, defend and hold harmless the Customer and its Affiliates and their respective officials, employees, agents and assigns

("Customer Indemnities") against any claims, losses, damages, costs (including reasonable legal fees), expenses and liabilities incurred or suffered by the Customer and/or the Customer Personnel in connection with any of the following:
1.1.1breach by the Service Provider or any of its Affiliates or the Service Provider Personnel of any of the Service Provider's confidentiality obligations under this Agreement;
1.1.2breach by the Service Provider of any of the representations and warranties set out in clause 29.1;
1.1.3employment costs, any claim for indemnification for Employment Liabilities made pursuant to Schedule 17 (Staff Transfer) and/or any employment claims of Service Provider Personnel;
1.1.4breach by the Service Provider of clause 27 (Data Protection); and
1.1.5any infringement (or claim of infringement) of any Third Party IPR or other proprietary rights, alleged to have occurred because of Deliverables provided by the Service Provider to the Customer, or based upon the Service Provider's performance or the Customer's receipt or use of such Deliverables, products or Services.
1.3Without prejudice to its obligations pursuant to clause 30.2.5, if any Deliverable or Service, other item or Material provided by the Service Provider or the provision of the Services by the Service Provider is, or in the Service Provider's reasonable judgement is likely to become, the subject of a claim (an "Infringing Item"), the Service Provider, at its expense and in addition to the indemnity and defending the claim, will procure for the Customer the right to use and continue using the Infringing Item or replace it with a non-infringing equivalent or modify it to make its use non-infringing, provided that such replacement or modification does not result in a degradation of the performance or quality of the Infringing Item.
1.4The following procedures will apply with respect to indemnification for third-party claims arising in connection with the Agreement save that the indemnified party shall only give the indemnifying party the right to control third party litigation relating to a third party claim that is subject to indemnification by the where the claim relates to IPR:
1.1.1as soon as reasonably practicable after receipt by an indemnified party of written notice of the assertion or the commencement of any claim, demand, action, cause of action or other proceeding by a third party, whether by legal process or otherwise (a "Claim"), but no later than fourteen (14) days following receipt of written notice from the indemnified party relating to any Claim, the indemnifying party will notify the indemnified party in writing that it will assume control of the defence and settlement of such Claim (the "Notice");

1.1.2if the indemnifying party delivers the Notice relating to any claim within the required notice period, the indemnifying party will be entitled to have sole control over the defence and settlement of such Claim;
1.1.3if the indemnifying party fails to assume the defence of any such Claim within the prescribed period of time, then the indemnified party may assume the defence of any such Claim at the cost and expense of the indemnifying party; and
1.1.4subject to the payment of its reasonable costs, the indemnified party shall provide reasonable assistance to the indemnifying party, including reasonable assistance to the indemnifying Party's employees, agents, independent contractors and Affiliates, as applicable. Notwithstanding any provision of this clause 30 to the contrary, the indemnifying party will not consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the indemnified party without the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed.
1.5The Service Provider shall procure that the Customer receives the full benefit and protection of any IPR indemnity that the Service Provider has in relation to IPR which is not owned by the Service Provider (whether third party IPR or otherwise) but is supplied to the Customer pursuant to the Agreement unless the Customer has previously agreed in writing to waive this requirement.
Part HIMPACT OF A FAILURE TO PERFORM
31.FORCE MAJEURE
1.1Neither Party shall be liable for default or delay in the performance of its obligations under the Agreement:
1.1.1if the default or delay is caused by a cause beyond the reasonable control of such Party (it being agreed that causes beyond the reasonable control of a Party shall not include strikes or lock outs of its own personnel); and
1.1.2provided the non-performing Party is without fault in causing the default or delay and the default or delay could not have been prevented by reasonable precautions (which for these purposes shall include complying with that Party's Disaster Recovery Plan and/or Business Continuity Plan or, if of a higher standard, disaster recovery plans consistent with Good Industry Practice) or circumvented by workarounds.
1.2The non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as:
1.1.1the circumstances prevail; and

1.1.2the Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay.
1.3A Force Majeure Event shall not relieve the Service Provider of its obligations to supply the Services in conjunction with implementing its Disaster Recovery Plans or Business Continuity Plans, including requiring that essential personnel report to work during an emergency, and any or all personnel work at a contingency location.
1.4In the event that a Force Majeure Event interrupts the provision of Services for in excess of thirty (30) days the Customer may terminate the Agreement in whole or in part on the provision of written notice.
32.STEP IN
1.1If:
1.1.1any default or non-performance by the Service Provider occurs and as a result, the performance of any business critical service is prevented, hindered, degraded or delayed for more than two (2) consecutive days;
1.1.2the Service Provider is excused from the performance of the Services pursuant to a Force Majeure Event; or
1.1.3a Regulator requires the Customer to do so,
then, without limiting any other rights it may have, the Customer may take control of the part of the Services affected by the Service Provider default or non-performance, or the Force Majeure Event and in the case of clause 32.1.3, the Customer shall take control of the part of the Services affected by the regulatory direction (in each case, "Step In").
1.2In exercising its rights of Step In the Customer may perform any act that the Customer deems reasonably necessary in order to restore the Services (including by engaging a Third Party Service Provider) or may direct the Service Provider to procure those Services from a Third Party Service Provider.
1.3Unless Step In is instigated due to the events set out in clauses 32.1.2 and/or 32.1.3 (except in the event that the Regulator requires Step In due to the Service Provider's default), where a Third Party Service Provider is engaged in connection with a Step In, the Service Provider shall be liable for the payment of the difference between the sums that would have been paid to the Service Provider for the provision of those Services and the sums payable to the Third Party Service Provider for performing the same for as long as the failure to perform continues, and the Customer shall not be charged for Services that are not provided to the Customer as a result of a Force Majeure Event or the Service Provider's default or non-performance. The Service Provider shall either pay directly or reimburse the Customer for any such third party costs incurred on an indemnity basis. Such payments made by the

Service Provider may be credited against the Charges or paid by way of cheque or direct debit to the Customer, at the Customer's option.
1.4In the event of the Customer exercising its right of Step-In, the Service Provider shall co-operate with the Customer (and its agents or representatives, including any applicable Third Party Service Provider) and provide reasonable assistance at no charge to the Customer to restore such Customer function or the Services or any part of them as soon as reasonably possible, including giving the Customer (and its agents or representatives, including any applicable third party services provider) reasonable access to the Service Provider's premises, Equipment, Material and Software, to the extent reasonably necessary for the purpose of restoring such Customer function or the Services or any part of them to the level required under this Agreement.
1.5As soon as reasonably practicable following the restoration of the affected the Customer function or the affected part of the Services (meaning that its performance is no longer substantially prevented, hindered, degraded or delayed) to the Customer's reasonable satisfaction or a Regulator lifting its Step In requirement, the Service Provider shall resume the performance of the relevant Services.
1.6Nothing in this clause 32 limits the Service Provider's liability to the Customer with respect to any default or non-performance by the Service Provider under this Agreement.
33.ENHANCED CO-OPERATION
1.1Where the Customer requires the right to do so in order to obtain an improved understanding of the Services or to assist the Service Provider to improve its performance (including in particular in the circumstances set out in clause below), the Parties agree that the Customer may nominate a certain number of its employees, agents or contractors (subject to clause 32.4), to be seconded to the Service Provider or any of its sub-contractors ("Consultants"). The number of Consultants shall be the minimum reasonably necessary (as determined by the Customer acting reasonably) for the limited purposes described in this clause 33.1 and the Customer agrees to appoint Consultants with a level of seniority appropriate to the tasks they shall be engaged in and to provide the Service Provider with at least five (5) Business Days' notice of its intention to exercise its rights under this clause 33.
1.2The circumstances that the Parties agree shall entitle the Customer to invoke its rights under clause 33.1 include where:
1.1.1the Customer is entitled, or has reasonable grounds for believing that it will be entitled, to terminate the Agreement in whole or in part for cause;

1.1.2the Service Provider is not performing any of the services in accordance with the Minimum Service Levels (if any);
1.1.3the Service Provider is or the Customer has reasonable grounds for believing that the Service Provider is reasonably likely to be in material breach of its obligations under the Agreement;
1.1.4the Customer has reasonable grounds to suspect acts of fraud are being committed by the Service Provider, any sub-contractor or any Service Provider Personnel;
1.1.5the Service Provider causes the Customer to breach its legal or regulatory obligations; or
1.1.6the Service Provider fails to provide the Services in accordance with the Agreement (whether such failure amounts to a material breach of contract or not) and that failure causes, or is in the Customer's opinion likely to cause:
1.1.1.1delay in delivery of the Services that means that the Service Provider will not be able to meet any Key Milestone date;
1.1.1.2the degradation or unavailability of the Services which, in the Customer's opinion, is unlikely to be resolved within a reasonable period of time; or
1.1.1.3the Customer to incur a material loss, liability or cost whether direct or indirect or to suffer any adverse publicity.
1.3No Consultant shall become an employee of the Service Provider, or have a legal entitlement to any benefits conferred by the Service Provider on its employees, as a result of his or her secondment under this clause 33.
1.4A Consultant may not be an employee of any entity who competes with the Service Provider in the field of system integration services unless they are an employee of the Customer.
1.5The Consultants shall be given full access to all information (other than information related to the Charges) that is available to all relevant Service Provider Personnel and that is related to the performance of the Services that are relevant to the purposes described in clauses 33.1 and 33.2 and shall be able to make suggestions related to any element of the performance of the Services.
1.6Service Provider shall not be obliged to follow any suggestions given by the Consultants.

1.7If the Service Provider does follow a suggestion of a Consultant, then the Service Provider shall be fully responsible for all consequences that flow from the suggestion as if it were the Service Provider's own suggestion.
1.8By exercising its right under this clause, the Customer shall not, and shall not be deemed to, assume any obligation to resolve any issue or problem with the Services or relieve the Service Provider of any obligation or liability in relation to that event. Without limiting the foregoing, nothing in this clause 33.8 shall be construed to limit the Service Provider's obligation to continue to perform the Services in accordance with all applicable Service Levels or Milestone Dates.
1.9A secondment under this clause may be terminated by the Customer at any time by giving written notice to the Service Provider, but shall in any event cease when the secondment has been effective for a continuous period of ninety (90) days (or such longer period as may be agreed between the Parties, such agreement may not be withheld by the Service Provider where clause 33.10 applies), when both of the following conditions are satisfied:
1.1.1the event giving rise to the appointment of the Consultants under this clause has ceased and/or has been resolved or remedied; and
1.1.2the Service Provider has demonstrated to the Customer's reasonable satisfaction that the Service Provider has taken all reasonable measures accepted to ensure that the event giving rise to the appointment of the Consultants shall not reoccur.
1.10Subject to clause 33.11, the Customer shall be responsible for paying the Consultants reasonable and demonstrable fees for the duration of the secondment, plus any reasonable, actual and demonstrable travel and subsistence costs incurred by the Consultants in relation to their secondment under this clause provided that the salaries of the Consultants are reasonable given their level of seniority and experience and Good Industry Practice ("Consultant Costs").
1.11Notwithstanding clause 33.10, the Parties agree that to the extent that the Customer exercises its rights due to an alleged Service Provider default and it transpires that the Service Provider was in default then the Service Provider shall be responsible for fifty per cent (50%) of the Consultant Costs.
1.12The exercise by the Customer of its rights in this clause 33 shall be without prejudice to any other rights or remedies of the Customer.
34.LIABILITY
1.1Nothing in this Agreement shall limit either Party's liability in respect of:
1.1.1death or personal injury caused by negligence;
1.1.2fraud or fraudulent misrepresentation;

1.1.3any employment related indemnities provided by the Service Provider;
1.1.4the breach by the Service Provider or any of its sub-contractors or Service Provider Personnel of the duties of confidentiality contained in the Agreement;
1.1.5any claim made under the Intellectual Property Right infringement indemnities set out in clauses 30.1 (Customer IPR Indemnity) and 30.2.5 (Supplier IPR Indemnity);
1.1.6Wilful Default by the Service Provider; and
1.1.7any liability that cannot be excluded pursuant to applicable law.
1.2Subject to clause 34.1, the maximum aggregate liability of the Service Provider:
1.1.1under the indemnity set out in clause 30.2.4 (Data Protection Indemnity) shall be limited to the greater of fifteen million US dollars (USD 15,000,000) or three hundred per cent (300%) of the of the total Charges paid or payable under the Agreement in the twelve (12) months immediately prior to the act or omission giving rise to such liability;
1.1.2for damage to tangible property caused by the Service Provider's or its sub-contractors negligence or Wilful Default shall be limited to the greater of fifteen million US dollars (USD 15,000,000) or three hundred per cent (300%) of the total Charges paid or payable under the Agreement in the twelve (12) months immediately prior to the act or omission giving rise to such liability; and
1.1.3in respect of the indemnity in clause 30.2.2 (Warranty Breach Indemnity) shall be subject to the cap set out in clause 34.5.
1.3Subject to clause 34.1, neither Party shall have any liability for any indirect or consequential losses suffered by the other Party or for any special or incidental damages, loss of profits, loss of business, loss of revenue, loss of goodwill, loss of anticipated savings or loss of data (other than as detailed in clause 34.4).
1.4The exclusions above shall not exclude liability for the following heads of losses which the Service Provider will accept to be deemed direct losses or damages suffered by the Customer:
1.1.1subject always to the Customer's duty to mitigate, the costs of procuring and implementing an alternative to the Services provided (or not provided) by the Service Provider;
1.1.2the cost of restoring lost or damaged data caused or contributed to by the Service Provider;

1.1.3the cost of restoring damage to physical property caused or contributed to by the Service Provider;
1.1.4additional wages, overtime and expenses incurred by the Customer or its sub- contractors or agents in performing or rectifying defective services and/or managing a third party's performance of the same;
1.1.5the public relations costs of repairing any brand or reputational damage caused by a default (whether by act, omission or otherwise) of the Service Provider;
1.1.6subject always to the Customer's duty to mitigate, cost savings that are agreed by the Parties in this Agreement; and
1.1.7in the event that a default (whether by act, omission or otherwise) of the Service Provider prevents the Customer from running its business in the normal way, the costs of the remedial action necessary so as to re-enable such normal running together with the costs of implementing any temporary work-around.
1.5Other than those losses which are unlimited as set out in clause 34.1, the Service Provider's total aggregate annual liability under or in connection with the Agreement shall not exceed the greater of:
1.1.1seven and a half million US dollars (USD 7,500,000 ); and
1.1.2one hundred and fifty percent (150%) of the total charges paid or payable under the Agreement in the twelve (12) months immediately prior to the act or omission giving rise to such liability.
1.6Other than those losses which are unlimited as set out in clause 34.1, the Customer's total aggregate liability under or in connection with this Agreement shall not exceed the total amounts paid or payable under the Agreement in the twelve (12) months immediately prior to the act or omission giving rise to such liability.
1.7Any Service Credits or Liquidated Damages payable by the Service Provider to the Customer under the Agreement shall not count towards the limitations of liability. For the avoidance of doubt, the Parties acknowledge that in accordance with Relevant Law, any claim for damages shall be reduced by the amount of Service Credits or Liquidated Damages already paid by the Service Provider to the Customer in respect of the relevant liability so as to avoid double recovery by the Customer.
1.8The phrase "paid or payable" will mean the aggregate of:
1.1.1all relevant amounts already paid by the Customer to the Service Provider;

1.1.2all relevant amounts invoiced but not yet paid by the Customer to the Service Provider; and
1.1.3all relevant amounts not yet invoiced for any products, deliverables and/or services not yet performed (but would be as if the Agreement continued until the end of the term).
35.INSURANCE
1.1The Service Provider shall maintain at its own cost (and on request provide evidence to the Customer in the form of a broker's letter) the following insurance policies with an insurer of good standing and having an A.M. best rating of at least A- for the term of this Agreement. Thereafter, the Service Provider shall manage its insurances in a prudent manner such that it has coverages no less than the limits specified below. Such policies and limits are as follows:
1.1.1professional liability insurance for a minimum amount of fifteen million US dollars (USD 15,000,000) per claim and in aggregate;
1.1.2public liability insurance including product liability insurance for a minimum amount of fifteen million US dollars (USD 15,000,000); per occurrence and in aggregate and these insurance limits may be achieved by a combination of primary and/or umbrella/excess liability policies;
1.1.3employer's liability insurance for a minimum amount of ten million GB Pounds (£10,000,000) for the UK; and
1.1.4such other insurances as mandated by law in jurisdictions from where the Services are provided.
1.2The Service Provider shall not take out or hold any of the insurance coverage described in clause 35.1 with the Customer or any member of the Customer Group as a primary insurer (i.e. responsible for the first twenty five million US dollars (USD 25,000,000) of coverage) without the Customer's prior written consent and will use reasonable endeavours to notify the Customer of any current or future insurance policy for which the Customer or any member of the Customer Group is party to for insurances beyond this level.
1.3The Service Provider shall not during the term of this Agreement and for a period of six (6) years thereafter act or refrain from acting in such a way as would entitle the underwriter(s) of the policies required by clause 35.1 above to avoid or negate their liability to deal with any claim(s) which would otherwise be covered.
1.4The Service Provider shall, whenever reasonably requested by the Customer, provide evidence of such insurance and of its currency.
Part ITERMINATION

36.TERMINATION
Customer Termination Rights
1.1The Customer may terminate for convenience this Agreement (in whole or in part) on ninety (90) days' notice.
1.2If the Customer terminates this Agreement pursuant to clause 36.1, it shall pay the Service Provider any applicable Liquidated Damages for early termination as are then applicable and agreed in the Price Book (if any) as set out in Appendix 10-E of Schedule 10 (Charging & Invoicing), and such payment shall be the Service Provider's sole and exclusive remedy in connection with the early termination.
1.3The Customer may terminate the Agreement for material breach by the Service Provider, immediately if it is not capable of remedy, or after thirty (30) days from the Customer providing the Service Provider with written notice of the material breach if it is capable of remedy but remains unremedied.
1.4The Customer may also terminate this Agreement, in whole or in part:
1.1.1forthwith on the insolvency of the Service Provider;
1.1.2on thirty (30) days' notice in the event of persistent breaches of the Agreement;
1.1.3forthwith where a Key Milestone for Transition is missed by more than a period of time specified as such in the Transition Schedule;
1.1.4forthwith in the event of a Material Adverse Change occurs in relation to the Service Provider;
1.1.5forthwith in the event of a Change of Control of the Service Provider (other than an internal re-organisation within the Service Provider Group) which raises a legitimate concern for the Customer, provided that the Customer gives notice to terminate on this basis within ninety (90) days following the Customer becoming aware of the Change of Control, such notice to specify the date upon which termination shall become effective;
1.1.6forthwith in the event of any breach by the Service Provider which causes the Customer or any member of the Customer Group to be in breach of its obligations pursuant to Relevant Law;
1.1.7forthwith in the event of in the event of a Material Service Failure;
1.1.8in the event of repeated failure by the Service Provider to engage with the governance procedures set out in this Agreement, including but not limited to, Schedule 12 (Governance and Service Management) where, following formal notice from the Customer, the Service Provider either:

1.1.1.1fails to address and propose a plan to solve the concerns identified by the Customer within thirty (30) days of a notice requiring it do so; or
1.1.1.2fails to then deliver on the plan proposed by it pursuant to this clause by the dates specified in the plan; or
1.1.9forthwith in the event of any breach by the Service Provider which has a material adverse impact on the Customer's reputation (or that of the Customer Group) or leads to material adverse publicity.
1.5If the Customer terminates this Agreement in whole or in part and the Customer has paid any Charges in advance for Services it has not yet received, an amount equal to such Charges shall be repayable, subject to a pro-rated reduction.
1.6If the Service Provider believes that any termination by the Customer constitutes a wrongful repudiation of the Agreement, then the Service Provider agrees that it will not affirm the Agreement and any wrongful repudiation shall, if proven, be deemed to be termination for convenience by the Customer.
Service Provider Termination Right
1.7The Service Provider may only terminate this Agreement on written notice to the Customer due to:
1.1.1the Customer's failure to pay undisputed Charges, for which properly submitted invoices have been delivered, by the due date for payment, provided that:
1.1.1.1the Customer fails to remedy the failure to pay within fifteen (15) days of its receipt of the Service Provider's written notice of the failure to pay; and
1.1.1.2the Service Provider provides the Customer a further notice of the failure to pay and the Customer fails to remedy the failure to pay within ninety (90) days of its receipt of such further notice;
1.1.2a material breach by the Customer of the licence conditions set out in clause 25.8; or
1.1.3its obligations under clause 26 (Confidential Information), provided the Customer fails to remedy the relevant breach (if capable of remedy) within sixty (60) days of its receipt of the Service Provider's written notice of the relevant breach.
1.8If the Service Provider terminates this Agreement pursuant to this clause 36.7 then, without prejudice to its other rights and remedies but provided always there is no double recovery of its losses, it shall be entitled to be paid the sums payable in the event of early termination as are then applicable and agreed in Appendix 10-E of Schedule 10 (Charging & Invoicing).
37.TERMINATION ASSISTANCE/EXIT
1.1Subject to clause 37.4, for up to twelve (12) months following the effective date of termination or expiration of the Agreement or following the date of any notice of termination, at the Customer's election and request the Service Provider shall provide Termination Assistance to the Customer.
1.2Actions by the Service Provider under this clause 37 shall be subject to the provisions of the Agreement.
1.3Charges for Termination Assistance activities by the Service Provider shall be at the services rates, or other rates, as specified in Schedule 15 (Exit Plan and Service Transfer Arrangements) (which shall not be more than the rates in the 'Offshore Rate Card' and/or the 'New Services Rate Card' set out in the Price Book (Appendix 10-A) or at such lower rates as agreed by the Parties according to Schedule 10 (Charging & Invoicing)).
1.4The Service Provider represents and warrants that the Termination Assistance Services shall be provided to permit the Customer to readily continue the provision of the Services in-house or by a replacement service provider and eliminate or minimise any disruption or deterioration of the Service, including, but not limited to, the following:
1.1.1efficient and comprehensive transition;
1.1.2assistance in providing information required to prepare and execute any request for proposal process;
1.1.3knowledge transfer;
1.1.4enabling data migration; and
1.1.5executing any document required for assignment of rights.
1.5The Customer shall procure that any Successor Service Provider shall enter into a confidentiality agreement with the Customer on terms no less onerous than those set out in clause 26 (Confidential Information).
Part JMISCELLANEOUS PROVISIONS
38.COMPLIANCE WITH LAWS
Generally
1.1The Service Provider shall perform its obligations in a manner that complies with all Relevant Laws (which shall include all Laws affecting the Customer's business of which the Service Provider is aware or should, acting as a prudent supplier of services to businesses in the Customer's sectors and geographies, have been aware of). The Service Provider's obligations pursuant to this clause shall include identifying and procuring any required permits, certificates, approvals and inspections. If a charge of non-compliance with such Laws occurs, the Service Provider shall promptly notify the Customer in writing. Any actual failure to so comply shall give the Customer the right to terminate this Agreement for irremediable material breach pursuant to clause 36.3.
1.2The Customer shall notify the Service Provider of any material changes in any Relevant Laws affecting its business and of which it becomes aware in the ordinary course of its business (provided always that this shall not release the Service Provider from its own obligations to keep abreast of all Relevant Laws affecting its business and the ongoing provision of the Services).
1.3The Service Provider shall make any modifications to the Services as reasonably necessary as a result of such changes at no extra cost to the Customer other than where the relevant modification is required to address a change in legislation that is specific to the Customer in which event the effect on cost shall be assessed by the Contract Change Control Procedure.
1.4The Service Provider shall be responsible for any fines and penalties imposed on the Service Provider or the Customer arising from any non-compliance by the Service Provider, its personnel or agents with any Relevant Laws.
39.TRANSFER OF THIS AGREEMENT
1.1The Customer may assign the Agreement within the Customer Group, to any entity that acquires it or with the Service Provider's consent (not to be unreasonably withheld) to any third party.
1.2Apart from the specific rights to transfer, novate or assign specified in clause 39.1, neither Party may assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the other Party's prior written consent (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt, it is reasonable for the Customer to withhold its consent to any proposed assignment, novation or other transfer by the Service Provider to any person (the "Transferee"), if the Customer determines (in its sole and absolute discretion) that the Transferee is of lesser financial standing to the Service Provider or has a lesser standing or perceived ability to provide services of the quality required by this Agreement.
1.3The Service Provider shall use its reasonable endeavours to notify the Customer in advance of any Change of Control and in any event shall notify the Customer within ten (10) days of any Change of Control occurring.
40.NO PARTNERSHIP, AGENCY ETC
1.1Nothing in this Agreement is intended to create a partnership or the relationship of principal and agent or employer and employee between the Parties. Neither Party has the authority or power to bind, to contract in the name of or to create a liability for the other in any way or for any purpose, save as specified in Schedule 2 (Service Tower Specification).
41.NOTICES
1.1All formal notices and communications between the Parties and/or to any Affiliate made in the course of this Agreement are to be in writing and shall be deemed to have been received by the addressee at the times stated below, provided that the notice of communication is addressed to the recipient at the address specified below, is marked for the urgent notification of the specified point of contact as notified in writing to the other Party from time to time in accordance with this clause 41 and is properly franked or otherwise sent postage prepaid:
1.1.1by first class post, forty-eight (48) hours after dispatch;
1.1.2by email with return receipt acknowledgement, on the next Business Day after the day of dispatch;
1.1.3by hand delivery, immediately upon receipt by the recipient; or
1.1.4if sent by a reputable overnight express mail service with a reliable tracking system, twenty four (24) hours after dispatch.
This clause 41.1, however, shall not apply to the service of any proceedings or documents in any legal action.
1.2The addressees of the Parties for the purpose of this clause 41 and for the purpose of service of proceedings are set out below. Notices must be addressed to:
For the Customer – addressed to the UK Customer
For the attention of: The General Counsel
With a copy to the BPO Lead
At the address listed at the top of this Agreement.
For the Service Provider
For the attention of: The General Counsel
With a copy to the Service Provider Delivery Lead
At the address listed at the top of this Agreement with a copy emailed to legal.notices@genpact.com.

42.THIRD PARTY RIGHTS
1.1Save for any exceptions specified in the Schedules relating to the rights of any Successor Service Provider or other specified third party, a person who is not a Party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, save that Affiliates of the Customer from time to time and Divested Affiliates as referred to below may enforce the benefits granted to them under this Agreement. For the avoidance of doubt however this Agreement may be amended or rescinded by agreement between the Parties (and the UK Customer acting on behalf of the US Customer and Bermuda Customer) without the consent of any third party.
1.2At the Customer's discretion and upon notice to the Service Provider of the divestment, any Divested Affiliate shall be entitled (at no additional charge to it or to the Customer) to continue to enjoy the benefit of the Services which it is receiving pursuant to this Agreement for a period of up to two (2) years from the date of completion of such divestment or the date of notice whichever is later, such period to co-terminate with the Term and provided that the overall liability of Service Provider under this Agreement to the Customer, the Divested Affiliate and any of the beneficiaries does not increase. The Customer shall be responsible for compliance by such Divested Affiliate to the relevant terms and conditions of this Agreement and any changes to the relevant Services resulting from this clause shall be agreed in accordance with the Contract Change Control Procedure.
43.SURVIVAL
1.1Those clauses that by their nature are intended to survive the termination or expiry of this Agreement, shall so survive.
44.SEVERABILITY
1.1If any provision of this Agreement or any part of any provision is determined to be partially void or unenforceable by any court or body of competent jurisdiction or by virtue of any legislation to which it is subject or by virtue of any other reason whatsoever, it shall be void or unenforceable to that extent only and the validity and enforceability of any of the other provisions or the remainder of any such provision shall not to be affected. If any clause is rendered void or unenforceable, whether wholly or in part, the Service Provider and the Customer shall endeavour, without delay and in good faith discussions, to attain the economic and/or other intended result in another legally permissible manner.
45.ENTIRE AGREEMENT
1.1This Agreement constitutes the entire understanding between the Parties relating to the subject matter of this Agreement and, save as may be expressly referred to in this Agreement, supersedes all prior representations, writings, negotiations or understandings relating to the subject matter of this Agreement.

1.2Notwithstanding clause 45.1, the Parties acknowledge and agree that the 2018 Agreement, together with all the amendments thereto and Statement of Work(s) under that agreement (except as specifically agreed to be migrated to this Agreement and listed in clause 45.3 below) are terminated as at 23:59 on 31 March 2023, without affecting the Parties' rights arising prior under the 2018 Agreement and that all the Service Provider's liabilities and any subsisting obligations under the 2018 Agreement are hereby assumed by the Service Provider under this Agreement. To that extent, this Agreement shall be deemed to be an amendment, restatement and extension of the 2018 Agreement.
1.3The Statements of Work that are migrated to this Amended and Restated Outsourcing Agreement and thus also deemed to not be terminated and instead to be amended and restated as at the Restatement Date and by the entry into this Agreement by the Parties are as specified in the table below. Should any other SOWs in force immediately prior to the Restatement Date be identified as SOWs that should have been in this list, then subject to either Party having a right to object and manage the process of restatement via the Change Control Procedure, any such missed SOWs shall be deemed to have continued in effect from the Restatement Date.

S. No	List of Active SOWs	Description
1.	SOW 32 Application support	Sequence License – run services
2.	SOW 43 Claims	Project based assignment to deploy 1 FTE for next 12 months starting Feb 22 to standardize & automate Claims reporting. Project was also open for any ramp-up or down with notice
3.	SOW 49 -Aug '22	Project based assignment starting Aug 22 to cover up US Outward Reinsurance BAU work (Original SOW # 0035 dt. Aug '21)
4.	SOW 50	Active (under execution with March '23 effective)
	SOW 52 Ceded Operations	Project based assignment starting Oct 22 to cover up US Outward Reinsurance BAU work (Original SOW # 0035 dt. Aug '21)
5.	SOW 56
6.	SOW 55	Resource Deployment Professional Services in CW
7.	SOW 57 Insurance UWS	Project based assignment starting Nov 22 to deploy 3 FTEs for 3 months to cover additional steps in DUA UWS activities.
8.	SOW 59 Insurance UWS	Project based assignment starting Feb 23 to deploy 5 FTEs for 2 months to work overtime/on weekends to cover backlog in UWS Property LOB.
9.	SOW 61	Procurement
10.	SOW 62 Statutory reporting	US Statutory work project extension from July '23 to Jan '24
11.	SOW 63	Process and Controls Documentation Project

1.4Except in respect of any fraudulent misrepresentation made by a Party, the Parties acknowledge that they have not relied on any representations, writings, negotiations or understandings, whether express or implied, (other than as set out in this Agreement) in entering into this Agreement.
46.WAIVER
1.1No delay, neglect, or forbearance on the part of either Party in enforcing against the other Party any term or condition of this Agreement shall be or shall be deemed to be a waiver or in any way prejudice any right of that Party under this Agreement. Any waiver by either Party of any of its rights under this Agreement must be in writing and only applies to the transaction or series of transactions expressly referred to in such waiver.
47.CORPORATE SOCIAL RESPONSIBILITY, COMPLIANCE WITH LAWS AND LLOYDS CENTRE OF EXCELLENCE
Anti-Bribery
1.1Each Party shall comply with all Relevant Laws relating to anti-bribery and anti-corruption including (but not limited to) the UK Bribery Act 2010 and all relevant US requirements.
Modern Slavery
1.2Without prejudice to any other provisions in this Agreement, the Service Provider shall, and shall procure that all persons who will or may be used in performing or to support the performance of this Agreement in any part of the world ("Supply Chain") shall, at all relevant times:
1.1.1comply with the provisions of the Modern Slavery Act 2015 and all Relevant Laws made under it or relating to it ("MSA"), and ensure that all relevant Service Provider Personnel have received appropriate training on the same;
1.1.2comply with any Customer policy relating to modern slavery and/or human trafficking as is notified to the Service Provider by the Customer from time to time; and
1.1.3immediately notify the Customer's BPO Lead in writing if it has reason to believe that it or any member of its Supply Chain is in breach or is likely to breach any of the MSA or any provisions of these clauses 47.2 to 47.4 (or would do so if it were a party to this Agreement), or if it receives a communication from any person alleging breach of any of the MSA.
1.3The Service Provider shall maintain detailed, accurate and up-to-date records setting out:

1.1.1its staff hiring procedures;
1.1.2its supplier selection processes; and
1.1.3the steps it takes to ensure that it and each member of its Supply Chain is not engaged in the activities prohibited by the MSA, and shall promptly provide copies of such records to the Customer on the Customer's request.
1.4On the Customer's reasonable request, the Service Provider shall make, and shall require any relevant member of its Supply Chain to make, such adjustments to its processes that relate to staff hiring and supplier selection as the Customer reasonably considers to be desirable to address any risk of non-compliance with the MSA.
Environment
1.5The Service Provider shall ensure that its performance of the Services shall comply with all Relevant Laws relating to the environment including but not limited to all environmental laws, statutes, regulations and relevant government issued guidance.
Health & Safety
1.6The Service Provider shall at times throughout the Term comply with all Relevant Laws relating to health and safety including (but not limited to) the Health and Safety at Work etc. Act 1974 and shall maintain a written health & safety policy.
Equal Opportunities
1.7The Service Provider shall at all times throughout the Term comply with all Relevant Law relating to equal opportunities, including, (but not limited to) the Equality Act 2010.
Compliance with Competition Laws
1.8The Service Provider confirms that it has not colluded with any third parties in relation to the Charges and that it shall comply with all Relevant Laws relating to competition and anti-trust including (but not limited to) the UK Competition Act 1998 and all relevant US requirements.
Compliance with Import/Export Laws
1.9The Service Provider shall comply with, and be solely responsible for compliance with, all Relevant Laws with respect to the export and/or import of systems, dual-use items, materials, data, information and technologies necessary for the provision of the Services to each Customer site (including those comprising the Deliverables) and with applicable embargoes, sanctions, and similar restrictions in force from time to time (including by determining and obtaining all relevant import and/or export authorisations).
Lloyd's Centre of Excellence
1.10The Customer expects the Service Provider to demonstrate a commitment to developing its knowledge of the London insurance market during the Term. Accordingly, the Service Provider shall commit to:
1.1.1engaging with external consultants to develop training materials and to obtain a deeper understanding of Lloyd's of London performance standards and requirements;
1.1.2developing and delivering training and certification programmes for Service Provider Personnel delivering the Services;
1.1.3increasing the general pool of Service Provider staff who are familiar with Lloyd's of London operations;
1.1.4subject always to its duties of confidentiality to its own clients, promoting the sharing of experience across the Service Provider's and its Affiliate's clients in the Lloyd's of London market including by promoting opportunities for such clients to network and share experiences;
1.1.5inviting Lloyd's of London staff to participate as a guest teachers / lecturers; and
1.1.6subject always to its duties of confidentiality to its own clients, identifying best practices across all the clients of the Service Provider and its Affiliates in the insurance sector and applying such best practice to services in areas regulated by Lloyd's of London including by recommending enhancements to processes.
48.CUMULATIVE REMEDIES
1.1Except as otherwise expressly provided in this Agreement, remedies provided under this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.
49.DISPUTE RESOLUTION
1.1Any dispute between the Parties arising out of or relating to the Agreement, including with respect to the interpretation of any provision of the Agreement, shall be dealt with as follows:
1.1.1by the respective Contract Managers appointed under the Agreement; and if the dispute is not resolved by the Contract Managers;

1.1.2then by the Customer's BPO Lead (or his or her designated nominee) and a person of equivalent standing in the Service Provider's organisation; and
1.1.3then by a member of the Customer's board (or his/her designated nominee) and a person of equivalent standing in the Service Provider's organisation.
1.2Any dispute, controversy or claim arising under, out of, in connection with, or in relation to the Agreement which cannot be settled as provided for above may then be referred by the Parties to:
1.1.1mediation by a neutral mediator accredited by the Centre for Dispute Resolution (CEDR); and
1.1.2then, if the Parties fail to reach agreement during the mediation process within sixty (60) days of the mediator being appointed, Arbitration in London under the 'LCIA Rules', in order for the Parties to attempt to resolve such dispute.
1.3Notwithstanding clauses 49.1 and 49.2, the Parties shall be free at any time to commence legal proceedings in order to seek emergency or injunctive relief.
50.COUNTERPARTS
1.1This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one Agreement binding on the Parties, notwithstanding that both Parties are not signatories to the original or the same counterpart.
51.GOVERNING LAW AND JURISDICTION
1.1The Agreement and all matters arising out of or in connection with it (including any dispute or claim) shall be governed and construed in accordance with the laws of England and Wales and made subject to the exclusive jurisdiction of the Courts of England.

AGREED by the Parties through their duly authorised representatives on the date written at the top of the first page of this Agreement:
For and on behalf of    )
ASPEN INSURANCE UK SERVICES LIMITED    )
/s/ David Amaro
Name: David Amaro
Title: Director
Such company signing for and on behalf of each of ASPEN INSURANCE UK SERVICES LIMITED, ASPEN INSURANCE U.S. SERVICES, INC. and ASPEN BERMUDA LIMITED
For and on behalf of    )
GENPACT (UK) LIMITED    )
/s/ Lester D’Souza
Name: Lester D’Souza
Title: Director

SCHEDULE 1
DEFINITIONS
The following definitions apply in this Agreement:
Acceptance Certificate means a written notice, issued by the Customer in accordance with clause 6.5, certifying that an Acceptance Item has passed (in full, or conditionally) the relevant acceptance tests.
Acceptance Criteria means the mutually agreed objective criteria which an Acceptance Item must satisfy during the acceptance tests as set out in this Agreement before the Customer is required to issue an Acceptance Certificate for that Acceptance Item.
Acceptance Item means any Deliverable or Service or any other item expressed to be subject to acceptance testing under this Agreement.
Acceptance Test means any test set out in this Agreement or agreed between the Parties for the acceptance of Acceptance Items pursuant to clause 6 of this Agreement.
Acceptance Test Plan means the plan for acceptance testing agreed between the parties pursuant to paragraph 4.1.4 of Schedule 8 (Transition and Transformation).
Additional Charges has    the    meaning    set    out    in    paragraph    10.1    of    Schedule    10    (Charging    &
Invoicing)
Affiliate means any other person that, directly or indirectly, through one or more intermediaries, is controlled by or under common control with a Party or in the case of another legal entity, controlled by or under common control with such other legal entity. For the purposes of this definition, control (including, with correlative meanings, the terms controlled by and under common control with) as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of shares, the holding of voting power, by contract or otherwise.
Agreed Form NDA means the form of non-disclosure agreement set out in Schedule 15 (Exit Plan and Service Transfer Arrangements).
Agreement means this agreement, the schedules, appendices and attachments.
Applicable Increase has the meaning set out in paragraph 4.2 of Schedule 10 (Invoicing & Charging)

Approval Criteria means the set of formal pre-defined conditions that the Service Provider must demonstrably prove they have achieved prior to progressing to the next stage of a Transition or Transformation project;
Approved Sub-Contractors means sub-contractors of the Service Provider listed in Schedule 5 (Subcontractor List) or who have otherwise been approved in writing by the Customer pursuant to clause 17.
At Risk Amount has the meaning given to it in paragraph 6.5 of Schedule 3 (Service Levels and
Service Credits).
Average Handling Time or AHT has the meaning set out in paragraph 2.2 of Appendix 10-B of Schedule 10 (Charging & Invoicing).
Balanced Scorecard has the meaning given to it in paragraph 7.1 of Schedule 12 (Governance and Service Management) as further described in Appendix 1 to Schedule 12 (Governance and Service Management).
Baseline FTE means the minimum number of FTEs required to meet demand relative to the Baseline Volume, such figures being set out in Appendix 10-H of Schedule 10 (Charging & Invoicing).
Baseline Volume means the minimum volume of work items the Customer requires the Service Provider to process for a given period of time, as set out in Appendix 10-D of Schedule 10 (Charging & Invoicing) to this Agreement.
BCP Test has the meaning set out in paragraph 3.1 of Schedule 16 (Business Continuity and DR
Plan).
Benchmarked Services has the meaning given to it in paragraph 1.1 of Schedule 11 (Benchmarking Procedure).
Benchmarker has the meaning set out in paragraph 2.3 of Schedule 11 (Benchmarking Procedure).
Benchmarking Report means the report of a Benchmarker commissioned by the Parties in accordance with Schedule 11 (Benchmarking Procedure).
BPO Lead has the meaning set out in paragraph 1.3 of Schedule 12 (Governance and Service Management)
Business Continuity Plan means the business continuity plan to be developed pursuant to Schedule 16 (Business Continuity and DR Plan).
Business Day means a day other than a Saturday, Sunday or Bank holiday in England, Bermuda or relevant US States.

Business Impact Initiative has the meaning set out in paragraph 16.1 of Schedule 10 (Charging &
Invoicing).
Calendar Year means the period of 365 (or 366 as applicable) days starting from the first (1st) day of January and ending on the thirty first (31st) day of December.
Calendar Quarter means any one of the following four periods of three months that make up a Calendar Year: 1st January to 31st March (quarter 1); 1st April to 30th June (quarter 2); 1st July to 30th September (quarter 3) and 1st October to 31st December (quarter 4).
Ceded Operations Services means the services designated as such in Schedule 2 (Service Tower Specification) to this Agreement.
Change means any change to this Agreement and/or provision of the Deliverables and/or Services agreed between the Parties in accordance with Schedule 13 (Contract Change Control Procedure).
Change Control means the process for modifying the provision of the Services or the Agreement as set out in Schedule 13 (Contract Change Control Procedure).
Change Control Note shall be a document agreed between the Parties in the form set out in Appendix 1 to Schedule 13 (Contract Change Control Procedure) that records a Change.
Change of Control means a change in Control involving the Service Provider.
Change Request means a written request from either party to vary the terms of this Agreement pursuant to the procedure set out in Schedule 13 (Contract Change Control Procedure).
Charges means the aggregate charges payable by the Customer to the Service Provider under this Agreement and as are more particularly set out in Schedule 10 (Charging and Invoicing).
Claim has the meaning set out in clause 30.3.1.
Commercially Reasonable Efforts means that the Party obliged to perform shall take all such steps and perform in such a manner as if it were acting in a determined, prudent and reasonable manner in order to achieve the desired result for its own benefit.
Committed Non-FTE Benefits has the meaning set out in paragraph 13.1 of Schedule 10 (Charging & Invoicing)
Committed Service Levels means the Service Levels described as such in Appendix 3-A and Appendix 3-B of Schedule 3 (Service Levels and Service Credits) which shall be subject to the process set out in paragraph 3 of Schedule 3 (Service Levels and Service Credits).

Committed Transformation means the Transformation Projects to be completed prior to or after completion of Transition in order to deliver committed price reductions and/or service improvements and whose scope is either agreed prior to the Effective Date or identified prior to the Effective Date with a plan to finalise the details of the same to be agreed during Transition.
Committed Transformation Services has the meaning set out in paragraph 1.1.1(i) of Schedule 8 (Transition & Transformation).
Comparative Charges has the meaning set out in paragraph 1.2 of Schedule 11 (Benchmarking
Procedure).
Confidential Information means in relation to either Party to this Agreement (“first Party”) any and all information in whatever form (whether oral, tangible or documented), that (a) is by its nature confidential; or (b) the other Party knows or ought to know is confidential; or (c) is designated by the first Party as confidential including the following which are hereby designated by the first Party as confidential information of that Party: (i) in the case of the Customer, all Deliverables; (ii) information relating to the financial position of the first Party (or any of its Affiliates) and in particular includes information relating to the assets or liabilities of the first Party (or any of its Affiliates), budgets, sales, and any other matter that does or may affect the financial position or reputation of the Party (or any of its Affiliates); (iii) information relating to the business strategies of the first Party (or any of its Affiliates) and in particular including marketing, public relations, advertising and commerce plans, ideas, strategies, projections and other information (including related to electronic sales), business plans, real estate plans, strategic expansion plans, products and product designs; (iv) information relating to the first Party’s (or any of its Affiliate's) customers, contractors or sub-contractors; (v) any information derived from the information described in (i) to (iv) above; and is disclosed to or otherwise learnt, acquired or developed by the other Party in connection with this Agreement (or its subject matter).
Consultant has the meaning given in clause 33.1 (Enhanced Co-operation).
Contract Change Control Procedure or ‘CCP’ means the process for modifying the provision of the Services or the Agreement as set out in Schedule 13 (Contract Change Control Procedure).
Contract Manager means the person appointed by each party to represent it in relation to day to day matters arising in relation to the Services and this Agreement.
Contract Year means the twelve (12) month period from the Effective Date or an anniversary thereof.
Control shall mean the direct or indirect power to direct or cause the direction of the management and policies of a company or other business entity, whether through ownership of fifty percent (50%) or more of the voting interest, by contract, or otherwise.

Consultant Costs has the meaning given in clause 33.10 (Enhanced Co-operation).
Continuation Services means the Services (other than Termination Assistance) which the Customer may continue to require the Service Provider to provide during the Termination Assistance Period.
Critical Service Level means a Service Level designated as such in Appendix 3-A to which the provisions of paragraph 6 of Schedule 3 (Service Levels and Service Credits) apply.
Customer Data means information regarding or relating to the Customer or the Customer Group that is provided to the Service Provider pursuant to this Agreement.
Customer Dependencies means the obligations of the Customer in relation to the provision of information, advice or assistance and which are required in order to enable the delivery of the Deliverables and/or Services by the Service Provider, and which is identified as a Customer Dependency in Schedule 4 (Customer Dependencies).
Customer Equipment has the meaning given to it in clause 13.1 (Equipment and Software).
Customer Group means each of the UK Customer, US Customer and Bermuda Customer and their Affiliates and, with respect to the receipt of Services hereunder by the Customer Group to be provided for the benefit of the Customer Group clients (but not the right to call off Services pursuant to this
Agreement), the Customer’s or the Customer’s Affiliates’ third party service providers and Related Parties (and their third party service providers). For the avoidance of doubt this definition shall not include any competitor of the Service Provider.
Customer Indemnities has the meaning set out in clause 30.2 of this Agreement.
Customer IPR means any IPR owned by the Customer or its Affiliates and licenced by the Customer to the Service Provider to be used by the Customer or the Service Provider in receiving or providing the Services.
Customer Location Policies has the meaning set out in clause 16.1.
Customer Locations and Customer Sites means the locations and sites from which the Customer operates and to which the Service Provider will require access in order to provide the Services from time to time, as set out in the Procedures Manual and/or Schedule 22 (Locations and Site Licence).
Customer Material means any Material owned by the Customer or its Affiliates (and any modifications to that Material).
Customer Onshore FTE Underwritten Benefits has the meaning set out in paragraph 1.1.1 of Appendix 10-B of Schedule 10 (Charging & Invoicing)

Customer Personal Data means any personal data which may be supplied by a Customer Group company to the Service Provider under this Agreement and/or which the Service Provider (and/or any Sub-Contractor) generates, collects, stores, transmits or otherwise processes either on behalf of a Customer Group company or as a data controller in connection with this Agreement.
Customer Personnel means the directors, officers, employees, agents, agency workers, contractors and sub-contractors of the Customer Group and its sub-contractors (other than the Service Provider and its Affiliates).
Customer Software means the computer programs (whether in machine or optically readable format) and all Materials relating to such computer programs, owned, licenced or used by the Customer and/or its Affiliates.
Customer Systems means the Customer Software and any Equipment and/or Tools owned or used by the Customer and/or its Affiliates.
Data Protection Legislation means all laws relating the processing of Personal Data, privacy and security, including, without limitation, the EU Data Protection Directive 95/46/EC (as will be superseded by the EU General Data Protection Regulation 2016/679 (“GDPR”)), the EU Privacy and Electronic Communications Directive 2002/58/EC, the New York Department of Financial Services Cybersecurity Regulation (23 NYCRR Part 500) (NYDFS) and the Bermuda Personal Information Protection Act 2016, as implemented in each jurisdiction, and all amendments, or all other applicable international, regional, federal or national data protection laws, regulations and regulatory guidance. The terms data controller, data processor, data subject, personal data and processing shall have the meanings ascribed to them in the GDPR.
Dedicated Licence means a licence designated as such by the Parties in Schedule 19 (Transferring Contracts/Rights to Use).
Dedicated Third Party Contracts means a third party contract designated as such in Schedule 15 (Exit Plan and Service Transfer Arrangement).
Delay Notice as defined in clause 5.1 (Delay).
Deliverable means any tangible item or output required to be provided by the Service Provider to the Customer.
Deliverable Acceptance Document means a document setting out the acceptance requirements for the relevant Deliverable as may be agreed between the Parties pursuant to Schedule 8 (Transition and Transformation).
Delivered Benefit has the meaning set out in paragraph 2.3 of Appendix 10-B of Schedule 10 (Charging & Invoicing)
Designated Areas means those areas designated as such in accordance with Schedule 22 (Location and Site Licence) to this Agreement.

Desktop Virtualisation Software means software technology that separates the desktop environment and associated application software from the physical client device that is used to access said software application.
Detailed Design or Detailed Design Phase refers to the detailed design phase of Transition and where applicable Transformation as further described in Appendix 1 of Schedule 8 (Transition and Transformation).
Developed IPR means any IPR created by the Service Provider in connection with this Agreement.
Digital Product has the meaning set out in clause 25.10 of this Agreement.
Disaster means any disruption to the performance or receipt of the Services (whether caused by a natural or a man-made phenomenon or occurrence) that requires the implementation of the Disaster Recovery Plan and which is acknowledged to be a Disaster by the Customer.
Disaster Recovery Plan means a disaster recovery plan to be developed pursuant to Schedule 16 (Business Continuity and DR Plan).
Disclosing Party means the Party which discloses its Confidential Information to the other Party.
Dispute Resolution Procedure means the procedure set out in clause 49 (Dispute Resolution).
Divested Affiliate means any entity which has been, during the term of this Agreement, an Affiliate of the Customer, and which subsequently ceases to be an Affiliate of the Customer.
Documentation means all documentation including user manuals or other operating manuals relating to a Deliverable or the Services.
Effective Date means 01, April 2018.
Employment Costs has the meaning set out in clause 15.2 (Personnel).
Employment Liabilities mean all claims and employment related costs, including but not limited to claims for salary and benefits, redundancy payments, unlawful deductions from wages, unfair, wrongful or constructive dismissal compensation, compensation for age, sex, race or disability discrimination or discrimination on the grounds of religion, belief, age or sexual orientation or claims for equal pay, compensation for less favourable treatment of part-time workers, and any other claims whether in tort (including negligence), contract or statute or otherwise, and any demands, actions, proceedings and any award, compensation, damages, tribunal awards, fine, loss, order, penalty, disbursement, payment made by way of settlement and costs and expenses reasonably incurred in connection with a claim or investigation, and any expenses and legal costs on an indemnity basis.

Enhanced Change Management has the meaning set out in paragraph 21 of Schedule 10 and more further described in Part E of Appendix 1 to Schedule 8 (Transition and Transformation).
Equipment means all components, materials, plant, tools, test equipment, hardware, firmware, computing and data communications equipment and any related documentation used in the provision of the Services.
Equivalent Services has the meaning given to it in paragraph 1.2 of Schedule 11 (Benchmarking Procedure.
Excess FTE has the meaning set out in paragraph 3.2 of Appendix 10-B to Schedule 10 (Charging &
Invoicing.)
Executive Escalation (a) has the meaning given in clause 8.5.1.
Executive Escalation (b) has the meaning given in clause 8.5.2.
Existing Performance Data has the meaning set out in paragraph 3.6 of Schedule 3 (Service Levels and Service Credits.
Existing Service Levels means the Service Levels described as such in Appendix 3-A and Appendix 3-B of Schedule 3 (Service Levels and Service Credits) which shall be subject to the process set out in paragraph 3 of Schedule 3.
Exit Information has the meaning given to it in paragraph 5.1 of Schedule 15 (Exit Plan and Service Transfer Arrangements).
Exit Milestones are the applicable Milestone Dates set out the Exit Plan developed in accordance with Schedule 15 (Exit Plan and Service Transfer Arrangements).
Exit Plan the plan to be developed pursuant to Schedule 15 (Exit Plan and Service Transfer Arrangements) that shall set out in such detail as is reasonably required by the Customer a plan by which the Services shall be transferred to the Customer or a Successor Service Provider following the termination or expiry of this Agreement in whole or in part.
Finance & Accounting Services means those Services set out as such in Schedule 2 (Service
Towers Specification).
Finance, Contract, Billing and Commercial Meeting has the meaning set out in paragraph 4.3 of Schedule 12 (Governance and Service Management).
Finance Services means the services set out in Schedule 2 (Service Tower Specification) to this Agreement.
Financial Distress Event means any or all of the following:

(a)the Service Provider’s credit rating dropping two levels below its rating as at the Effective Date;
(b)the Service Provider issuing a profits warning to a stock exchange or making any other public pronouncement about a material deterioration in its financial position or prospects;
(c)in case the Service Provider 's Solvency Ratio rises to four (4) or above, where the Service Provider cannot reasonably demonstrate to the Customer that such lower rating will have no impact on the Service Provider 's ability to provide the Services in accordance with this Agreement. The Solvency Ratio is calculated as net borrowings net of cash divided by EBITDA; and
(d)a public investigation or regulatory finding into any allegations of improper financial accounting and reporting, suspected fraud or other financial impropriety by the Service Provider that, if the allegations are proven, is likely to result in a material adverse change in the financial position of the Service Provider, where, in each case, the Customer reasonably believes that this could impact on the continued performance and delivery of all or part of the Services in accordance with this Agreement.
Firm Forecast has the meaning set out in paragraph 8.4 of Schedule 10 (Charging & Invoicing).
First Service Commencement Date has the meaning set out in clause 3.1.
Force Majeure Event means any act of God, war, civil disturbance, strike (other than strikes of Service Provider Personnel), flood, fire, or other cause not within that Party’s reasonable control.
Forecast Volumes has the meaning set out in paragraph 8.2 of Schedule 10 (Charging & Invoicing).
FTE means full time equivalent resources (or any individual full time equivalent resource) being the resources to be deployed to provide the Services (or for Customer FTEs, activities to be replaced by the Services) and to be measured by reference to a full working day during which Services are performed by a member of the Service Provider Personnel (or, pre-Transition, the full working day during which Customer activities were performed by Customer FTEs).
FTE Rates means the Rate Card applicable to the Service Provider’s FTEs as set out in the ‘Offshore Rate Card’ table of the Price Book set out in Appendix 10-A of Schedule 10 (Charging & Invoicing).
FTE Run Buffer has the meaning set out in paragraph 7.11 of Schedule 10 (Charges & Invoicing).

FTE Run Service Charges means the aspect of the Charges calculated pursuant to paragraph 7 of Schedule 10 (Charges & Invoicing).
FTE Walk means the increase or decrease in the Baseline FTE figures relative to the Baseline Volume as set out in the “FTE Walk” table of the Price Book (Appendix 10-A) in Schedule 10
(Charging & Invoicing).
Functional Lead has the meaning set out in paragraph 1.3 of Schedule 12 (Governance and Service Management).
Functional Owner has the meaning set out in paragraph 1.3 of Schedule 12 (Governance and Service Management).
Future Equipment has the meaning given to it in clause 13.4.
Future Transformation means the Transformation Projects that will take place during the Term following Transition and which go beyond the Committed Transformation activities agreed to be performed as at the Effective Date.
Future Transformation Services means the Transformation Services to be agreed between the Parties in accordance with Appendix 2 of Schedule 8 (Transition and Transformation) of this Agreement.
Gainshare Initiatives has the meaning set out in paragraph 16.2 of Schedule 10 (Charging &
Invoicing).
Good Industry Practice means that degree of skill, care, prudence, foresight and practice which would ordinarily be expected of a skilled, experienced and leading supplier of services of the same or a similar nature to the Services and which, for the avoidance of doubt, includes compliance with applicable British Standards Institute and International Standards Organisation standards.
Hardware means the physical material parts of a computer or other system.
Holdback has the meaning set out in clause 10.2.
Implementation Plan means any plan for the implementation of Transition or Transformation Services as described in Appendix 1 of Schedule 8 (Transition and Transformation) to this Agreement.
Indexation Date has the meaning set out in paragraph 4.1 of Schedule 10 (Charging & Invoicing).
Indian FTE means a Service Provider FTE based in India.
Indian FTE Rate means that aspect of the ‘Offshore Rate Card’ applicable to Indian FTEs.

Infringing Item has the meaning set out in clause 30.3.
Initial Term has the meaning set out in clause 3.1.
Innovation Pool has the meaning set out in paragraph 17 of Schedule 10 (Charging & Invoicing)
Innovation Project/Initiative has the meaning set out in paragraph 17.2 of Schedule 10 (Charging and Invoicing)
Insolvency Event means one or more of the following events:
(a)a Party becomes unable to pay its debts or is deemed to be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;
(b)a Party enters into liquidation either compulsory or voluntary (save for the purposes of a solvent reconstruction or amalgamation) or a provisional liquidator is appointed in respect of that Party; (c) an administrator, administrative receiver, receiver or manager, liquidator or similar officer is appointed in respect of the whole or any part of that Party’s assets (save for the purposes of a solvent reconstruction or amalgamation) and/or a winding up petition is issued against that Party;
(d)that Party proposes to enter or enters into any composition or arrangement with its creditors generally or any class of creditors; or
(e)that Party is subject to an event analogous to any of the above in any other jurisdiction.
Insurance Services, Claims & Underwriting means those services set out as such in Schedule 2 (Service Tower Specification) to this Agreement.
Intellectual Property Rights or ‘IPR’ means all patents, rights in inventions, rights in designs, trade marks, trade and business names and all associated goodwill, rights to sue for passing off or for unfair competition, copyright, Moral Rights and related rights, rights in databases, topography rights, domain names, rights in information, tools and methodologies and all other similar or equivalent rights subsisting now or in the future in any part of the world, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights for their full term.
Interim Minimum Service Levels means, in respect of any Services to which New Service Levels apply, the Minimum Service Levels that apply from the Effective Date up until the end of the Service Level Observation Period to which Service Credits shall not be applicable.

Interim Required Service Levels means, in respect of any Services to which New Service Levels apply, the Required Service Levels that apply from the Effective Date up until the end of the Service Level Observation Period to which Service Credits shall not be applicable.
Internal Audit has the meaning set out at clause 20.13.
Key Measure means a Service Level to which the provisions of paragraph 6 of Schedule 3 (Service Levels and Service Charges) does not apply. The Key Measures as at the Effective Date of this Agreement are set out in Appendix 3-B of Schedule 3 (Service Levels and Service Credits).
Key Milestone means any Milestone identified as such by the Parties in accordance with Schedule 8 (Transition and Transformation).
Key Personnel means those individuals identified as such in Schedule 18 (Key Personnel).
Landed Resource means Service Provider Personnel performing Services not from one of the Service Providers main offshore service centres but who is normally based at such centres.
Lean Six Sigma or LSS refers to a managerial methodology based on the “Lean” and “Six Sigma” principles as commonly adopted across the business process management industry.
Legal & Compliance Services means those services set out as such in Schedule 2 (Service Tower Specification) to this Agreement.
Liquidated Damages means any fixed or determined sum of damages agreed by the Parties to this Agreement to be payable should certain defined events occur as set out in this Agreement.
Local Agreement means an agreement entered into on the terms set out in Schedule 9 (Template Local Agreement) to this Agreement.
Managed Agreements has the meaning set out in clause 14.3.
Market Competitive has the meaning set out in paragraph 1.2 of Schedule 11 (Benchmarking
Procedure).
Material means methodology or process, documentation, data or other material in whatever form, including without limitation any reports, specifications, business rules or requirements, user manuals, user guides, operations manuals, training materials and instructions, but excluding Software.
Material Adverse Change means any of the following occurring in relation to the Service Provider:
(a)a Financial Distress Event;

(b)the Service Provider allowing the benefit of other contracts entered into by it to be assigned or novated from the Service Provider without the Service Provider’s prior written consent or otherwise allowing (whether by act or omission) a situation to arise where the Customer is the only significant customer of the Service Provider; or
(c)in the event the Service Provider’s Parent Company ceases to be listed, the Service Provider Personnel identified in clause 8.5.2. failing within a reasonable period of time to respond in a substantive manner to queries raised by the Customer as to the Service Provider’s financial well-being; priorities for and intentions regarding the Service Provider; and/or its activities over the next twelve (12) months following the query.
Material Service Failure means the events identified as such in this Agreement including those identified as such in paragraph 5.8 of Schedule 3 (Service Levels and Service Credits).
Measurement Period means the period of time in respect of which the Service Provider's performance against the Service Levels will be measured, and in the absence of anything to the contrary will be a calendar month.
Milestone means a milestone identified and agreed between the Parties for the performance of any element of the Service under this Agreement.
Milestone Date: means, in relation to an agreed Milestone, the date by which such Milestone is to be achieved.
Minimum Service Level means, in respect of any Service Level, the level of performance below which, the provisions of paragraph 5.5 of Schedule 3 (Service Levels and Service Credits) apply.
Moral Rights has the meaning set out in Chapter IV of the UK Copyright, Designs and Patents Act 1988.
MSA means Modern Slavery Act 2015 as set out in clause 47.2 (Modern Slavery) of this Agreement.
New Service means a service additional to the Services.
New Service Level means the Service Levels described as such in Appendix 3-A and Appendix 3-B of Schedule 3 (Service Levels and Service Credits) which shall be subject to the process set out in paragraph 3 of Schedule 3 (Service Levels and Service Credits).
Non-Dedicated Licence means    a    licence    designated    as    such    by    the    Parties    in    Schedule    19
(Transferring Contracts/Rights to Use).

Non-Dedicated Third Party Contracts means a third party contract designated as a non-dedicated in Schedule 15 (Exit Plan and Service Transfer Arrangements) of this Agreement.
Non-Underwritten Benefits has the meaning set out in paragraph 1.2 of Appendix 10-B of Schedule 10 (Charging & Invoicing).
Notice has the meaning set out in clause 30.4.1.
Offshore FTE means FTE based primarily offshore (being India and other jurisdictions that are not in Europe, North America or Bermuda).
Offshore FTE Underwritten Benefits has the meaning set out in paragraph 1.1.2 of Appendix 10-B of Schedule 10 (Charging & Invoicing).
Offshore Personnel means Service Provider Personnel who are based primarily offshore (being India and other jurisdictions that are not in Europe, North America or Bermuda).
Onshore FTE means FTE based primarily onshore (that being Europe, North America or Bermuda).
Onshore Personnel means Service Provider Personnel who are based full time onshore (that being Europe, North America or Bermuda).
Operational Review Meeting has the meaning set out in paragraph 4.3 of Schedule 12 (Governance and Service Management) to this agreement.
Ops Centre means the application of Sequence for the purpose of business process workflow management and reporting in respect of the Services.
Optional Transformation Benefits has the meaning set out in paragraph 14.1 of Schedule 10 (Charging & Invoicing)
Other Sites means any other Customer Site which is not subject to a Site Licence under Schedule 22
(Site Licence) which the Customer may procure access pursuant to Schedule 22 (Site Licence)
Overhead Charges has the meaning set out in paragraph 11.1 of Schedule 10 (Charging and
Invoicing).
Parallel Run or Parallel Run Phase refers to the parallel run phase of Transition and where applicable Transformation as set out in Appendix 1 of Schedule 8 (Transition and Transformation).
Parent Company means the entity that ultimately Controls the Service Provider.

Pass-Through Expenses means any expenses that the Customer specifies shall be paid for by the Service Provider on behalf of the Customer, and which are then to be recharged on to the Customer by the Service Provider without any administration fee or mark-up, other than as part of the ongoing Charges in accordance with Schedule 10 (Charging and Invoicing).
Performance Standards means the standards of performance the Service Provider is required to meet pursuant to this Agreement as referred to in Schedule 3 (Service Levels).
Person means any body corporate, association, partnership, joint venture, organisation, individual, business or other trust or any other entity or organisation of any kind or character, including a court or other governmental authority.
Planning, Programme and Transformation Committee has the meaning set out in paragraph 4.3 of Schedule 12 (Governance and Service Management) to this Agreement.
Pool Allocation has the meaning set out in paragraph 6.3 of Schedule 3 (Service Levels and Service
Credits).
Post-Transformation Service Levels means the Service Levels set out as such in Part 2 of Appendices 3-A and 3-B of Schedule 3 (Service Levels and Service Credits).
Pre-existing IPR means any IPR owned by that Party prior to the Effective Date used in the provision of the Deliverables or Services.
Pre-Transformation Service Levels means the Service Levels set out as such in Part 1 of Appendices 3-A and 3-B of Schedule 3 (Service Levels and Service Credits).
Price Book means the document set out in Appendix 10-A to Schedule 10 (Charging & Invoicing) (as the same may be updated during the Term) setting out the basis on which the Charges shall be calculated.
Procedures Manual or ‘SOP’ has the meaning given to it in clause 8.2 of this Agreement.
Ramp Up means the process by which the Service Provider takes on an aspect of the Services at low volume and gradually takes on more work until they have reached the full 100% of business volume.
Ramp Up Period means the period during in which Ramp Up takes place as the same is identified in or shall be identified pursuant to the Transition Plan or an applicable Transformation Plan as set out in Appendix 1 to Schedule 8 (Transition and Transformation).

Rapid Process Automation or Robotic Process Automation or RPA means robotic technology used to autonomously configure computer software or tools to capture, manipulate and communicate data in order to automate transitional business processes.
Rate Card means the rate cards set out in the Price Book in Appendix 10-A of Schedule 10 (Charging and Invoicing) used to calculate the Charges payable under this Agreement.
Receiving Party means the Party which receives Confidential Information of the other Party.
Regular Future Transformation Update has the meaning set out in paragraph 1.5 of Appendix 2 to Schedule 8 (Transition & Transformation).
Regulator or Regulatory Body means any person, body or regulatory authority responsible for ensuring compliance with statutory requirements and all other rules, guidance regulations, instruments and provisions in force from time to time including the rules, codes of conduct, codes of practice, and practice requirements guidance, which a Party or its Affiliates may be subject to from time to time.
Regulatory Change means any change to any Customer Applicable Regulations or Service Provider Applicable Regulations.
Reinsurance Services, Claims & Underwriting means those services set out in to Schedule 2 (Service Tower Specification) to this Agreement.
Related Party means those entities that from time to time work with the Customer Group to provide services to users of the Customer’s Group’s services or resell the Customer Group’s services to third parties.
Relevant Law means:
(a)any statute, regulation, by-law, ordinance or subordinate legislation in force from time to time to which a Party is subject including Data Protection Laws;
(b)the common law as applicable to the Parties from time to time;
(c)any binding court order, judgment or decree;
(d)any applicable industry code, policy or standard, in each case enforceable by law; and
(e)all applicable statutory and all other rules, guidance regulations, instruments and provisions in force from time to time including the rules, codes of conduct, codes of practice, practice requirements guidance and accreditation terms, in each case of mandatory effect and stipulated by any regulatory authority to which a Party or its Affiliates is subject from time to time.

Replacement Services means the provision of services by an entity other than the Service Provider or a member of the Service Provider Group in substitution of the Service Provider following the expiry or termination of all or part of the Services.
Reports means those reports to be provided by the Service Provider to the Customer in accordance with this Agreement.
Residual Knowledge has the meaning given to it in clause 25.14 (Residual Knowledge).
Restatement Date has the meaning set out in clause 3.1 of the Agreement.
Retained Organisation means the organisation, service and resources retained by the Customer following the replacement of the Transition and Transformation Services.
Required Service Level means, in respect of any Service Level, the required level of performance which the Service Provider shall meet or exceed in its performance of the relevant Services;
Risk & Actuarial Services means those services set out as such in Schedule 2 (Service Tower Specification) to this Agreement.
Security Control Requirements has the meaning set out in para 3.1.1 of Schedule 7.
Security Incident means any
(i)actual or reasonably suspected unauthorised access or disclosure of Customer Data, or
(ii)actual accidental or unlawful destruction of Customer Data; (iii)    accident resulting in loss or alteration of Customer Data.
Sequence means the Service Provider’s proprietary Digital Product for business process workflow management and operational reporting licenced to the Customer during the Term of this Agreement on the terms set out in Appendix 14.1 Schedule 14 (Sequence Licence) (as amended by the terms of Section A of Schedule 14).
Service Commencement Date has the meaning set out in clause 3.1 (Term).
Service Credits means the credits (if any) which become payable to the Customer in accordance with paragraph 6 of Schedule 3 (Service Levels and Service Credits).
Service Failure means a failure to meet the Required Service Level.
Service Level means the service levels required by the Customer as set out in Appendix 3-A or Appendix 3-B of Schedule 3, as may be amended from time to time in accordance with Schedule 3 (Service Levels and Service Credits).

Service Level Default means a failure to meet a Service Level which is not excused pursuant to Schedule 3 (Service Levels and Service Credits).
Service Level Observation Period has the meaning given to it in paragraph 3.8.1 of Schedule 3
(Service Levels and Service Credits).
Service Level Report has the meaning given to it in paragraph 5.3 of Schedule 3.
Service Provider BC Representative has the meaning set out in Schedule 16 (Business Continuity and DR Plan) to this Agreement.
Service Provider Delivery Lead means the individual designated as such in Schedule 18 (Key
Personnel).
Service Provider Group means the Service Provider and its Affiliates.
Service Provider IPR means any IPR owned by the Service Provider, its Affiliates or sub-contractors and used to provide the Services and/or Deliverables (including Service Provider Software) and (including Developed IPR in the Deliverables) any enhancements or modifications thereto.
Service Provider Personnel means the Service Provider’s and any sub-contractor’s staff, employees, contractors and any other individual whom the Service Provider or its sub-contractors engage to provide Services on their behalf to the Customer from time to time.
Service Provider Service Locations means those locations, site or facilities from which Services shall be provided that from time to time are owned, leased or under the control of the Service
Provider, its Affiliates, or their sub-contractors.
Service Provider Software means software owned by or licenced to the Service Provider which is or has been from time to time used in any Deliverables or Services and/or in respect of which access is granted to the Customer for the use of the any Deliverables or Services in accordance with the terms and conditions of this Agreement.
Service Provider Systems Regulatory Change has the meaning given to it in paragraph 5.1.2(b) of Schedule 13 (Contract Change Control Procedure).
Service Tower means any one or more of the categories of Services set out in the sections (3-10) of Schedule 2 (Service Towers Specification).

Service Transfer means the transfer of the Services to the Customer or a Replacement Service Provider following the termination or expiry (whether in whole or in part) of this Agreement.
Service Transfer Date means the date on which the Services or services similar to the Services revert to the Customer or transfer to a Replacement Service Provider as the case may be
Services means the services agreed to be provided by the Service Provider to the Customer, each as set out Schedule 2 (Service Towers Specifications), or any agreed Change Control Note, or referred to in clause 4 of this Agreement.
Site Licence is a Licence agreed between the Parties in accordance with Schedule 22 (Locations and Site Licence) to this Agreement.
SME means “Subject Matter Expert”.
Software means any computer program (in object code or Source Code form), program interfaces and any tools or object libraries embedded in that Software.
Solution Design Document means the document titled “D2a_Genpact_Genpact Solution Document_20180319.docx) as submitted by Service Provider March 19th 2018 as set out at Annex 1 of Schedule 2 (Service Tower Specification).
Source Code means in relation to any Software used to perform the Services or provided as part of the Services, (i) electronic and hard copy versions of the set of human readable, higher level programming language instructions or statements in which the Software was written; and (ii) any additional documents and information as the Customer may reasonably require to maintain, modify, alter, upgrade, develop, or enhance the Software or any part of the Software.
Specification means the specification for a Deliverable as set out in Schedule 2 (Service Towers
Specification).
Standards and Policies means those standard and policies set out in Schedule 6 (Standards and
Policies).
Statement of Work or ‘SOW’ means any statement agreed between the Parties in accordance with the template(s) set out in Schedule 24 (Pro-forma Statement of Work) to this Agreement.
Steering Committee means the committee comprising two (2) senior management representatives of each Party, as appointed by each party from time to time, which representatives at the Effective Date are as set out in Schedule 12 (Governance and Service Management).
Step In means the right of the Customer to take control over the provision of the Services or any part of them in accordance with clause 32.1 (Step In).

Submissions Management Functionality has the meaning in section C of Appendix 14 (Sequence
Licence).
Subsequent Service Commencement Date has the meaning set out in clause 3.1.
Successor Service Provider means the third party or the Customer, or a Customer Affiliate appointed by the Customer to provide the Replacement Services.
Supply Chain has the meaning set out in clause 47.2.
System: means an interconnected grouping or electronic processes, including Equipment, Software and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, upgrades or enhancements to such System, to the extent a party has financial or operational responsibility for such System or System components hereunder. System shall include all Systems in use or required to be used as of the applicable Service Commencement Date, all additions, modifications, substitutions, upgrades or enhancements to such Systems and all Systems installed or developed by or for Customer or Service Provider following the applicable Service Commencement Date.
Task Completion Date means the date for completion of Transition, Committed Transformation Future Transformation Tasks agreed between the Parties in accordance with Schedule 8 (Transition and Transformation) of this Agreement.
Technical    Design    or    Technical    Design    Phase    refers    to    the    technical    design    phase    of
Transformation as further described in Appendix 1 of Schedule 8 (Transition and Transformation).
Term means the Initial Term together with any extension of the Initial Term.
Termination Assistance means the Services to be provided by the Service Provider in the event of and/or in the lead in to the termination (in whole or in part) or expiry of the Agreement as further described in clause 37 (Termination Assistance) and Schedule 15 (Exit Plan and Transfer Arrangements).
Termination Assistance Period means the period agreed pursuant to clause 37 of this Agreement as further described in paragraph 3.1 of Schedule 15 (Exit Plan and Service Transfer Arrangements).
Termination Trigger means the standard of performance described as such in respect of a Critical Service Level in Appendix 3-A of Schedule 3 (Service Levels and Service Credits).
Third Party IPR means any IPR which is not Customer IPR or Service Provider IPR.
Third Party Material: Material and/or Software used by the Service Provider in the course of the Services or otherwise provided to the Customer or its Affiliates pursuant to this Agreement, in respect of which the Intellectual Property Rights are owned by a third party.

Third Party Service Provider means a third party provider/supplier of goods or services relevant to the performance, receipt or use of the Services that the Service Provider may have to interact with, rely on or support in its performance of the Services.
Tool means any program used for software development, testing, data search, analysis, project management, measurement and monitoring or system maintenance, including related know-how.
Transferee has the meaning set out in clause 39.2.
Transformation means the Services delivered to enable the Committed Transformation and/or Future Transformation Tasks to be successfully completed as set out in Schedule 8 (Transition and Transformation) or in an applicable Transition or Transformation Plan.
Transformation Acceptance Tests has the meaning set out at paragraph 4.1.3 (ii) of Schedule 8 (Transition and Transformation).
Transformation Charges means the Charges set out in Schedule 10 (Charging & Invoicing) payable for: (i) the Committed Transformations, it being acknowledged that each Service Tower may have different Transformation Charges for Committed Transformation(s) and such Transformation Charges shall only be payable if Committed Transformation of such Service Tower is called off by the Customer; and (ii) any Future Transformations the Parties may agree.
Transformation Deliverables means the Deliverables related to Transformation set out in Schedule 8
(Transition and Transformation) including but not limited to Committed Transformation Deliverables and Future Transformation Deliverables.
Transformation Manager means the Service Provider’s Onshore and/or Offshore Transformation Delivery Managers appointed in accordance with paragraph 5.2 of Schedule 8 (Transition and Transformation) and the Service Provider’s Future Transformation Manager as appointed from time to time in accordance with paragraph 7.1 of Schedule 8 (Transition and Transformation).
Transformation Phase means the relevant phase of the Transformation Projects set out in Appendix
1 of Schedule 8 (Transition and Transformation) including but not limited to “Detailed Design”, “Technical Design”, “Build”, “Test” and “Go Live”.
Transformation Plan means the detailed plan of activities and associated timescales for the implementation of the Transformation activities covering service Transformation and business process Transformation set out in Appendix 1, or to be agreed between the Parties pursuant to Schedule 8 (Transition and Transformation), including but not limited to Committed Transformation Plan and Future Transformation Plan.

Transformation Project means the projects set out in Appendix 1 of Schedule 8 (Transition and Transformation) including but not limited to Committed Transformation Projects and from time to time as agreed between the Parties, Future Transformation Projects.
Transformable Services has the meaning set out in paragraph 1.1.1(ii) of Schedule 8 (Transition and Transformation).
Transformation Services means the services agreed between the Parties pursuant to Schedule 8
(Transition and Transformation) including but not limited to Committed Transformation Services and Future Transformation services.
Transformation Task means any transformation related tasks agreed between the parties pursuant to Appendix 1 of Schedule 8 (Transition and Transformation) including but not limited to Committed Transformation Tasks and Future Transformation Tasks.
Transformed Services means Transformable Services that have undergone Transformation.
Transition means implementation of those services to be provided by the Service Provider to the Customer in accordance with the terms of this Agreement and as more particularly described in Schedule 8 (Transition and Transformation).
Transition and Committed Transformation Services Board means a board of representatives appointed by the Customer, Service Provider and other interested third parties and in accordance with Schedule 8 Transition and Transformation.
Transition Buffer has the meaning set out in paragraph 7.10 of Schedule 10 (Charges & Invoicing)
Transition Charges means the Charges payable for Transition as set out in Schedule 10 (Charging & Invoicing), it being acknowledged that each Service Tower may have different Transition Charges and such Transition Charges shall only be payable if Transition of such Service Tower is called off by the Customer.
Transition, Committed Transformation and Future Transformation Documentation has the meaning given to it in paragraphs 1.5.2 and 1.5.3 of Schedule 8 (Transition and Transformation).
Transition Deliverables means the Deliverables relating to Transition agreed between the parties in Appendix 1 to Schedule 8 (Transition and Transformation).
Transition Dependency means the Transition related dependencies set out in Schedule 4 (Customer Dependencies) to this Agreement.
Transition Manager has    the    meaning    set    out    in    paragraph    5.2    of    Schedule    8    (Transition    and

Transformation).
Transition Phase means the phases of each Transition Project as set out in Part B of Appendix 1 to Schedule 8 (Transition and Transformation) including but not limited to “Detailed Design”, “PreProcess Training”, “Process Training” and “Parallel Run”.
Transition Plan the detailed plan of activities and associated timescales for the implementation of the Services set out in Schedule 8 (Transition and Transformation).
Transition Project means the projects set out for each Service Tower in Part B of Appendix 1 to Schedule 8 (Transition and Transformation).
Transition Schedule means the schedule for Transition activities as agreed between the Parties pursuant to paragraph 3.1.1 of Schedule 8 (Transition and Transformation) as more further described in Part B of Appendix 1 to Schedule 8 (Transition and Transformation).
Transition Services has the meaning set out in paragraph 1.1.1 of Schedule 8 (Transition and
Transformation.
Transition Task means any task relating to transition that the Parties agree and set out in a relevant Transition Plan in accordance with Appendix 1 of Schedule 8 (Transition and Transformation) to this Agreement.
Transition Wave means those waves set out in Part B of Appendix 1 of Schedule 8 (Transition and
Transformation).
UK Onshore Support means those aspects of the Services to be performed by FTE who are Landed Personnel or Onshore Personnel.
Underwritten Benefits has the meaning set out in paragraph 1.1 of Appendix 10-B of Schedule 10 (Charging and Invoicing).
US Onshore Support means those aspects of the Services to be performed by FTE who are Landed Personnel or Onshore Personnel.
VAT has the meaning set out at clause 23.1.
Virus means any form of harmful or surreptitious code, including malware, disabling devices, Trojan horses, system monitors, keyloggers, dialers, adware and adware cookies.
Weekly SL Report has the meaning given to it in paragraph 5.3 of Schedule 3 (Service Levels and
Service Credits).

Wilful Default means any act or omission by the Service Provider which is or results in a breach of any provision of this Agreement and which the Service Provider, or the individual undertaking such act or omission, knows or ought reasonably to know that such act or omission would result in such a breach of this Agreement.
Working Day means a day other than Saturday or Sunday or those days agreed between the Parties to be public holidays in respect of the Services provided to the UK Customer, US Customer and Bermuda Customer as per the holiday calendar set out in the Procedures Manual.
Working Hours means the usual hours in a Working Day as agreed between the Parties and set out in the Procedures Manual.